Exhibit 99.1

PRO FORMA VALUATION REPORT

NAUGATUCK VALLEY FINANCIAL CORPORATION

Naugatuck, Connecticut

PROPOSED HOLDING COMPANY FOR:

NAUGATUCK VALLEY SAVINGS AND LOAN ASSOCIATION

Naugatuck, Connecticut

Dated As Of:

February 4, 2011

Prepared By:

RP® Financial, LC.

1100 North Glebe Road

Suite 1100

Arlington, Virginia 22201

RP® FINANCIAL, LC.
Serving the Financial Services Industry Since 1988

February 4, 2011

Boards of Directors

Naugatuck Valley MHC

Naugatuck Valley Financial Corporation

Naugatuck Valley Savings and Loan

333 Church Street

Naugatuck, Connecticut 06770

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion and Reorganization

On January 14, 2011, the respective Boards of Directors of Naugatuck Valley MHC (the “MHC”), Naugatuck Valley Financial Corporation (“Naugatuck Valley” or the “Company”) and Naugatuck Valley Savings and Loan (the “Association”), Naugatuck, Connecticut, adopted a Plan of Conversion (the “Plan of Conversion”) whereby the MHC will convert to stock form. As a result of the conversion, Naugatuck Valley, which currently owns a majority of the issued and outstanding common stock of the Company, will be succeeded by a newly formed Maryland corporation with the name of New Naugatuck Valley Financial Corporation. Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity and the newly incorporated entity will hereinafter be referred to as Naugatuck Valley or the Company, unless otherwise noted. As of December 31, 2010, the MHC had a majority ownership interest in, and its principal asset consisted of approximately 59.6% of the common stock (the “MHC Shares”) of Naugatuck Valley. The remaining 40.4% of Naugatuck Valley common stock is owned by public stockholders.

It is our understanding that Naugatuck Valley will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 1100	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors

February 4, 2011

after satisfaction of all subscriptions received in the subscription offering, the shares are expected to be offered for sale in a community offering. Shares not purchased in the subscription and community offerings may be offered for sale to the general public in a syndicated offering.

Upon completing the mutual-to-stock conversion and stock offering (the “Second-Step Conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of Naugatuck Valley will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the fiscal years ended December 31, 2006 through December 31, 2010, as well as due diligence related discussions with the Company’s management; Whittlesey & Hadley, P.C, the Company’s independent auditor; Kilpatrick Townsend, LLP, the Company’s conversion counsel; and Stifel Nicolaus Weisel, the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Naugatuck Valley operates and have assessed Naugatuck Valley’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Naugatuck Valley and the industry as a whole. We have analyzed the potential effects of the stock conversion on Naugatuck Valley’s operating characteristics and financial performance as they relate to the pro forma market value of Naugatuck Valley. We have analyzed the assets held by the MHC, which will be consolidated with Naugatuck Valley’s assets and equity pursuant to the completion of the second-step conversion. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared Naugatuck Valley’s financial performance

Boards of Directors

February 4, 2011

and condition with selected thrift holding companies in accordance with the Valuation Guidelines. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on Naugatuck Valley’s representation that the information contained in the regulatory applications and additional information furnished to us by Naugatuck Valley and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Naugatuck Valley, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Naugatuck Valley. The valuation considers Naugatuck Valley only as a going concern and should not be considered as an indication of Naugatuck Valley’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Naugatuck Valley and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Naugatuck Valley’s stock alone. It is our understanding that there are no current plans for selling control of Naugatuck Valley following completion of the second-step conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Naugatuck Valley’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of February 4, 2011, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) the shares to be issued publicly representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of Naugatuck Valley – was $48,667,160 at the midpoint, equal to 6,083,395 shares at $8.00 per share.

Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC, Naugatuck Valley and the Bank have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders. The

Boards of Directors

February 4, 2011

exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the subscription, community, and syndicated offerings and the final appraisal. Based on the valuation conclusion herein, the resulting offering value, and the $8.00 per share offering price, the indicated exchange ratio at the midpoint is 0.8667 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.7367 at the minimum, 0.9967 at the maximum and 1.1462 at the supermaximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio. The resulting range of value pursuant to regulatory guidelines, the corresponding number of shares based on the Board approved $8.00 per share offering price, and the resulting exchange ratios are shown below.

	Total Shares	Offering Shares	Exchange Shares Issued to the Public Shareholders	Exchange Ratio
Shares				(x)
Super Maximum	8,045,291	4,794,063	3,251,228	1.1462
Maximum	6,995,904	4,168,750	2,827,154	0.9967
Midpoint	6,083,395	3,625,000	2,458,395	0.8667
Minimum	5,170,886	3,081,250	2,089,636	0.7367

Distribution of Shares
Super Maximum	100.00%	59.59%	40.41%
Maximum	100.00%	59.59%	40.41%
Midpoint	100.00%	59.59%	40.41%
Minimum	100.00%	59.59%	40.41%

Aggregate Market Value(1)
Super Maximum	$64,362,328	$38,352,504	$26,009,824
Maximum	$55,967,232	$33,350,000	$22,617,232
Midpoint	$48,667,160	$29,000,000	$19,667,160
Minimum	$41,367,088	$24,650,000	$16,717,088

(1)	Based on offering price of $8.00 per share.

Limiting Factors and Considerations

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such

Boards of Directors

February 4, 2011

shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Naugatuck Valley immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market following the completion of the second-step offering.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of Naugatuck Valley as of December 31, 2010, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of Naugatuck Valley and the exchange of the public shares for newly issued shares of Naugatuck Valley common stock as a full public company was determined independently by the Boards of Directors of the MHC, Naugatuck Valley and the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Naugatuck Valley, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Naugatuck Valley’s stock offering.

Respectfully submitted,

RP® FINANCIAL, LC.

William E. Pommerening
Chief Executive Officer and Managing Director

James P. Hennessey
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

NAUGATUCK VALLEY FINANCIAL CORPORATION

NAUGATUCK VALLEY SAVINGS AND LOAN

Naugatuck, Connecticut

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion and Reorganization		I.2
Purpose of the Reorganization		I.3
Strategic Overview		I.4
Balance Sheet Growth Trends		I.7
Income and Expense Trends		I.12
Interest Rate Risk Management		I.16
Lending Activities and Strategy		I.17
Asset Quality		I.22
Funding Composition and Strategy		I.23
Subsidiaries		I.24
Legal Proceedings		I.24

CHAPTER TWO	MARKET AREA

Introduction		II.1
Market Area Demographics		II.2
Summary of Local Economy		II.4
Market Area Deposit Characteristics		II.7
Competition		II.8

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.6
Income and Expense Components		III.9
Loan Composition		III.12
Credit Risk		III.14
Interest Rate Risk		III.14
Summary		III.17

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS

NAUGATUCK VALLEY FINANCIAL CORPORATION

NAUGATUCK VALLEY SAVINGS AND LOAN

Naugatuck, Connecticut

(continued)

DESCRIPTION		PAGE NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1. Financial Condition		IV.2
2. Profitability, Growth and Viability of Earnings		IV.4
3. Asset Growth		IV.5
4. Primary Market Area		IV.5
5. Dividends		IV.6
6. Liquidity of the Shares		IV.7
7. Marketing of the Issue		IV.7
A. The Public Market		IV.8
B. The New Issue Market		IV.13
C. The Acquisition Market		IV.17
D. Trading in Naugatuck Valley’s Stock		IV.17
8. Management		IV.18
9. Effect of Government Regulation and Regulatory Reform		IV.18
Summary of Adjustments		IV.18
Valuation Approaches		IV.19
1. Price-to-Earnings (“P/E”)		IV.21
2. Price-to-Book (“P/B”)		IV.23
3. Price-to-Assets (“P/A”)		IV.23
Comparison to Recent Offerings		IV.24
Valuation Conclusion		IV.24
Establishment of the Exchange Ratio		IV.25

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES

NAUGATUCK VALLEY FINANCIAL CORPORATION

NAUGATUCK VALLEY SAVINGS AND LOAN

Naugatuck, Connecticut

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.8
1.2	Historical Income Statements	I.13

2.1	Summary Demographic Data	II.3
2.2	Top 5 Market Area Employers	II.6
2.3	Market Area Unemployment Trends	II.6
2.4	Deposit Summary	II.7
2.5	Market Area Counties Deposit Competitors	II.9

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.7
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.10
3.4	Loan Portfolio Composition and Related Information	III.13
3.5	Credit Risk Measures and Related Information	III.15
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	III.16

4.1	Recent Conversions Completed	IV.15
4.2	Market Pricing Comparatives	IV.16
4.3	Public Market Pricing	IV.22

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Naugatuck Valley Savings and Loan (the “Association”) is a federally chartered savings and loan headquartered in Naugatuck, Connecticut, operating in the Greater Naugatuck Valley which the Bank considers to be its primary market area. More specifically, the Bank conducts business in New Haven County, where the main office and eight branch offices are located, and Fairfield County, where one branch office is situated. The Bank has served customers in its western and southwestern Connecticut markets within the Greater Naugatuck Valley since 1922.

In addition, the Bank delivers its banking products and services and related information services through alternative methods for customers to access their accounts including direct deposit, ATMs and check card services, overdraft protection, telephone and Internet banking, and remote electronic deposits, thereby providing our customers multiple channels to access their accounts.

In 2004, Naugatuck Valley Savings and Loan was reorganized into a stock savings bank with a mutual holding company structure. As a part of that reorganization, the Bank formed Naugatuck Valley as the mid-tier holding company for Naugatuck Valley Savings and Loan and sold a minority interest in Naugatuck Valley Financial Corporation (“Naugatuck Valley” or the “Company”) common stock to its depositors and employee stock ownership plan (“ESOP”) in a subscription offering. The majority of Naugatuck Valley’s shares were issued to Naugatuck Valley Mutual Holding Company (the “MHC”), a mutual holding company organized under federal law. As a mutual holding company, Naugatuck Valley MHC does not have any shareholders, does not hold any significant assets other than the common stock of Naugatuck Valley Financial, and does not engage in any significant business activity. The reorganization and minority stock issuance was completed as of September 2004.

The Company has no significant assets, other than all of the outstanding shares of the Bank, and no significant liabilities. At December 31, 2010, the Company had 7,018,823 shares of common stock outstanding, whereby the MHC owns 4,182,407 shares or 59.6% of the common stock outstanding, of Naugatuck Valley and the minority public shareholders own the remaining 2,836,416 shares or 40.4%. The public shares are traded on Nasdaq under the trading symbol “NVSL”. The Bank is a member of the Federal Home Loan Bank (“FHLB”)

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.2

system and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”). The Bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision (“OTS”) and by the FDIC. The MHC and the Company (currently and prospectively) are subject to regulation and supervision by the OTS and its successor agency.

The Company operates as a community-oriented financial institution offering traditional financial services to consumers and businesses in the regional market area, thereby attracting deposits from the general public and using those funds, together with FHLB advances, to originate loans to their customers and invest in securities such as U.S. Government and agency securities and MBS. At December 31, 2010, the Company had $568.3 million of total assets, $473.5 million in loans, $405.9 million of total deposits, and stockholders’ equity equal to $52.3 million, equal to 9.2% of total assets. For the twelve months ended December 31, 2010, the Company reported net income equal to $1.5 million, for a return on average assets equal to 0.25%. The Company’s audited financial statements are included by reference as Exhibit I-1 and key operating ratios are shown in Exhibit I-2.

Plan of Conversion and Reorganization

On January 14, 2011, Naugatuck Valley announced that the Boards of Directors of the MHC, Naugatuck Valley and the Bank unanimously adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), pursuant to which Naugatuck Valley will convert from the three-tier MHC structure to the full stock holding company structure and concurrently conduct a second-step conversion offering (“Second-Step Conversion” or “Offering”) that will include the sale of the MHC’s ownership interest in Naugatuck Valley. Pursuant to the Plan of Conversion, Naugatuck Valley will be succeeded by a newly formed Maryland corporation with the name of New Naugatuck Valley Financial Corporation. Following the conversion, the MHC will no longer exist.

Pursuant to the Second-Step Conversion transaction, Naugatuck Valley will sell shares of its common stock in a subscription offering in descending order of priority to the Bank’s members and other stakeholders as follows: Eligible Account Holders; Tax-Qualified Employee Stock Benefit Plans; Supplemental Eligible Account Holders; and Other Members. Any shares of stock not subscribed for by the foregoing classes of persons will be offered for sale to certain members of the public through a community offering. Shares not purchased in the subscription

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.3

and community offerings maybe be offered for sale to the general public in a syndicated offering or an underwritten public offering, or through a combination of such offerings. The Company will also issue exchange shares of its common stock to the current public shareholders in the Second-Step Conversion transaction pursuant to an exchange ratio that will result in the same aggregate ownership percentage as immediately before the Offering.

Purpose of the Reorganization

The Second-Step Conversion will increase the capital level to support further expansion, improve the overall competitive position of the Company in the local market area, enhance profitability, and reduce interest rate risk. Importantly, the additional equity will provide a larger capital base for continued growth and diversification, as well as increase the lending capability of the Company, including the funds available for lending. Future growth opportunities are expected through the current branch network as well as through de novo branching in the regional markets served. Additionally, the Company anticipates that growth opportunities may result from regional Bank consolidation in the local market, particularly in the current economic and operating environment, and the resulting fallout of customers who are attracted to the Company’s customer service and various products. The Second-Step Conversion should facilitate the Company’s ability to pursue such acquisitions through increased capital as well as the ability to use common stock as merger consideration. Further, the Second-Step Conversion will increase the public ownership, which is expected to improve the liquidity of the common stock.

The projected use of stock proceeds is highlighted below.

•

The Company. The Company is expected to retain 35% of the net conversion proceeds. At present, Company funds, net of the loan to the employee stock ownership plan (“ESOP”), are expected to be invested initially into high quality investment securities with short-term maturities, generally consistent with the current investment mix. Over time, Company funds are anticipated to be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

•

The Bank. The balance of the net conversion proceeds (65% of the net proceeds) will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to initially be invested in short-term investments pending

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.4

longer-term deployment, i.e., funding lending activities, purchasing loans in the market area, general corporate purposes and/or expansion and diversification.

In addition, pursuant to the Plan of Conversion, the assets and liabilities of the MHC at December 31, 2010 will be merged with the Company resulting in a net increase of consolidated capital of $22 thousand, reflecting the MHC’s current capital account excluding the investment in subsidiary.

The Company expects to continue to pursue a controlled growth strategy, leveraging its strong pro forma capital, and growing primarily through the current delivery channels. If appropriate, Naugatuck Valley may also consider various capital management strategies to assist in the long run objective of increasing return on equity (“ROE”).

Strategic Overview

Throughout much of its corporate history, the Company’s strategic focus has been that of a community-oriented financial institution with a primary focus on meeting the borrowing, savings and other financial needs of its local customers in New Haven and Fairfield Counties. In this regard, the Company has historically pursued a residential lending strategy for portfolio, as construction and commercial lending have typically constituted a modest portion of the total loan portfolio. Naugatuck Valley embarked on a growth and expansion strategy which included adding seven branch offices in the regional area over the last decade and increasing total assets to $568.3 million as of December 31, 2010. The Company’s growth and expansion strategy has been focused on increasing the balance of loans receivable while also gradually restructuring the loan portfolio to include a greater proportion of commercial loans, primarily mortgage loans but also commercial and industrial loans (“C&I loans”) to a more limited extent. Accordingly, the Company’s current lending operations consist of two principal segments as follows: (1) residential mortgage lending; and (2) commercial mortgage and C&I loans in conjunction with the intensified efforts to become a full-service community bank.

With this transition in recent years, the Company has more fully developed the infrastructure required to undertake more diversified lending. In this regard, management has more fully developed the policies and procedures pertaining to the Company’s credit standards and the administration of commercial accounts. Additionally, Naugatuck Valley has employed a number of senior bankers with local commercial banking experience to manage the commercial lending operations while also employing officers at mid-level management positions who also

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.5

possess extensive commercial lending experience locally. At the same time, Naugatuck Valley has bolstered the personnel and other infrastructure in the credit administration area to effectively manage and process the expanded commercial lending activities.

The Company’s efforts to expand the loan portfolio is highlighted by data which indicates the loan portfolio balance has increased by more than 50% since the end of fiscal 2006, increasing from $308.4 million to $473.5 million as of the end of fiscal 2010. Growth of commercial real estate/multi-family mortgage loans, C&I loans and construction loans has outpaced expansion of residential mortgage loans, including both permanent 1-4 family loans and home equity loans. Specifically, commercial-based loans have increased from $89.5 million, or 28.6% of total loans as of December 31, 2006, to $225.9 million, or 46.9% of total loans as of December 31, 2010.

Despite the increased commercial lending emphasis, residential mortgage loans continue to comprise the largest portion of the loan portfolio at $219.3 million, or 45.6% of total loans as of December 31, 2010. In addition, home equity lending is a material component of the Company’s lending as such loans totaled $34.8 million, or 7.2% of total loans as of the fiscal 2010 year end. Substantially all of the Company’s residential mortgage loans are originated internally by the Company loan officers. The majority of the Company’s permanent residential mortgage volume has been in 15 and 30 year mortgage loans and, to date, loan sales have been limited. Although the Company has historically originated most loans for portfolio, Naugatuck Valley implemented a significant initiative to develop a secondary mortgage operation. In this regard, the Company made a significant investment in personnel and systems commencing in 2009 to increase the ability to originate conforming residential mortgage loans for resale into the secondary market, generally on a servicing retained basis. The volume of loans sold totaled $37.0 million for the year ended December 31, 2010, and with the lending personnel and systems in place, the Company will be seeking to expand the volume of loans originated and sold into the secondary market in the future.

The Company’s interest-earning assets (“IEA”) also consist of interest-earning deposits and short- to intermediate-term investment securities and mortgage-backed securities (“MBS”), the majority of which are currently classified as available for sale (“AFS”). The Company’s cash and investments portfolio has diminished over the last five fiscal years as Naugatuck Valley has redeployed funds into the loan portfolio with the objective of enhancing overall yields and earnings.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.6

Retail deposits have consistently served as the primary interest-bearing funding source for the Company. The Company has sought to increase the deposit base through management’s efforts to enhance the convenience of the branch office network (by increasing the number of branch offices from three to ten since 2000, including opening one office in 2008. One factor driving the retail expansion is the desire to increase funding through lower cost retail-based savings and transaction accounts, which have increased from $124.1 million as of the end of fiscal 2006, to $166.5 million as of the end of fiscal 2010, reflecting 34.1% growth over the period. Notwithstanding efforts to increase the proportion of core transaction accounts to total deposits, the Company’s growth objectives have necessitated expansion of funding with certificates of deposits (“CDs”), which have increased from 57.1% of deposits as of the end of fiscal 2006, to 59.0% of deposits as of the end of fiscal 2010.

The Company has typically utilized borrowings in two different respects: (1) as a supplemental funding source to favorably manage funding costs and to manage interest rate risk; and (2) longer-term borrowings to finance growth and diversification as a supplement to funding operations through deposits. Following the Second-Step Conversion, the Company believes it will continue to utilize FHLB advances when the “all in” cost of funds compares favorably to deposits. Expansion of the Company’s borrowed funds portfolio since 2006 has been attributable to the need to fund relatively strong loan growth. At the same time, as the Company has scaled back asset and loan growth in fiscal 2010, the need for funds has diminished and the level of borrowed funds has reduced.

The Company’s earnings base is largely dependent upon net interest income and operating expense levels, reflecting a traditional operating strategy. Core earnings growth realized by the Company through 2008 have been driven by the expanding balance sheet which has resulted in net interest income increasing at a more rapid pace than Naugatuck Valley’s operating costs. Moreover, recent rate reductions by the Federal Reserve have also had a beneficial impact on the Company’s net interest income, as funding costs have diminished more rapidly the asset yields. Importantly, while rate reductions by the Fed since 2008, have positively impacted the Company’s spreads, the earnings benefit to Naugatuck Valley has been mitigated by an increasing level of non-performing assets (“NPAs”) and loan loss provisions, largely the result of the weak economy.

Since completion of the minority stock issuance, the Company’s business plan has focused on strong asset growth (i.e., 8.3% compounded growth annually since the end of fiscal

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.7

2006) and the Company has focused on increasing the balance of commercial loans. In the current economic and regulatory environment, the Company anticipates that future growth and diversification will be moderated relative to the recent historical trend. At the same time, the increased capitalization will enhance the ratio of capital to high risk-weight loans and enhance the ability of the Company to continue to undertake commercial lending albeit at growth rates which may be lower than those experienced over the last five years. Likewise, in view of the diminished expectations for future loan and asset growth, Naugatuck Valley may establish new branch offices on a selective basis currently anticipated at a rate of 1 or 2 per year over the next several years though no new locations have been identified as yet. A summary of the Company’s key operating ratios for this period is presented in Exhibit I-2.

Balance Sheet Growth Trends

The Company’s strategy of growth and expansion, both through internal growth at existing branches and de novo branching is evidenced in Table 1.1. Since December 31, 2006, total assets have increased at an 8.3% compounded annual rate, expanding from $413.9 million to $568.3 million as of the fiscal 2010 year end. Loans have realized a faster growth rate than total assets and thus, increased in proportion to total assets, from 74.5% at December 31, 2006, to 83.3% at December 31, 2010, which limited the net interest margin compression during the challenging yield curve environment (i.e., modestly sloped to flat or slightly inverted yield curve) which prevailed during fiscal 2006 and 2007. Specifically, loans have increased at a 11.3% annual rate from the end of fiscal 2006 through December 31, 2010, while investment securities (AFS and HTM) decreased from $70.3 million as of the end of fiscal 2006, to $47.0 million as of the end of fiscal 2010, reflecting 9.6% compounded annual shrinkage.

The Company’s assets are funded through a combination of deposits, borrowings and retained earnings. Deposits have always comprised the majority of funding liabilities, increasing at an annual rate of 8.8% since the end of fiscal 2006, reflecting the impact of the Company’s competitive pricing for CDs and the impact of branch expansion over the decade which has facilitated growth of savings and transaction accounts. Borrowed funds have also increased, expanding at a 10.7% annual pace since the end of fiscal 2006 but have diminished over the last 12 months reflecting the more limited need for funds as Naugatuck Valley has scaled back loan growth.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.8

Table 1.1

Naugatuck Valley Financial Corporation

Historical Balance Sheet Data

	At Fiscal Year Ended December 31,										Annual Growth Rate
	2006		2007		2008		2009		2010
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)

Total Amount of:
Total assets	$413,855	100.00%	$462,527	100.00%	$535,386	100.00%	$556,955	100.00%	$568,253	100.00%	8.25%
Cash and cash equivalents	7,942	1.92%	8,370	1.81%	8,247	1.54%	12,146	2.18%	14,263	2.51%	15.76%
Investment securities – HTM	2,531	0.61%	1,190	0.26%	—	0.00%	1,451	0.26%	15,334	2.70%	56.89%
Investment securities – AFS	67,736	16.37%	65,264	14.11%	63,844	11.92%	37,623	6.76%	31,683	5.58%	-17.30%
FHLB Stock	3,898	0.94%	4,632	1.00%	6,252	1.17%	6,252	1.12%	6,252	1.10%	12.54%
Loans receivable, net	308,376	74.51%	359,831	77.80%	431,976	80.68%	473,304	84.98%	473,521	83.33%	11.32%
Deposits	289,198	69.88%	321,398	69.49%	363,026	67.81%	380,931	68.40%	405,875	71.43%	8.84%
BOLI	7,956	1.92%	8,264	1.79%	8,579	1.60%	8,920	1.60%	9,248	1.63%	3.83%
Real estate owned	0	0.00%	0	0.00%	0	0.00%	140	0.03%	421	0.07%	—
Borrowed funds	68,488	16.55%	85,107	18.40%	119,148	22.25%	118,984	21.36%	102,842	18.10%	10.70%
Total stockholders’ equity	51,084	12.34%	50,457	10.91%	45,589	8.52%	50,308	9.03%	52,260	9.20%	0.57%

Loans/Deposits		106.63%		111.96%		118.99%		124.25%		116.67%

Banking offices	9		9		10		10		10

(1)	Ratios are as a percent of ending assets.

Sources: Naugatuck Valley Financial Corp. Prospectus

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.9

Equity has increased nominally since the end of fiscal 2006 (i.e., at less than 1% compounded annually), as capital management strategies (i.e., dividends and share repurchases by the Company) substantially offset the capital growth provided by earnings. Limited growth of Naugatuck Valley’s equity coupled with asset growth achieved since fiscal 2006 resulted in leveraging of the Company’s equity which diminished from 12.3% at the end of fiscal 2006, to 9.2% as of December 31, 2010. Going forward, the post-offering equity growth rate is expected to be impacted by a number of factors including the higher level of capitalization, the reinvestment and leveraging of the Offering proceeds, the expense of the stock benefit plans and the impact of dividends and potential stock repurchases.

Loans Receivable. Loans receivable totaled $473.5 million or 83.3% of total assets as of December 31, 2010 and reflects significant growth since year end 2006, with growth moderating in the most recent fiscal year. Management attributes the recent trend for slower growth in loans to the recessionary economic environment and a conscious decision to restrain growth as the level of NPAs rose significantly during the year. Permanent 1-4 family mortgage loans comprise the largest single segment of the loan portfolio, equal to 45.6% of total loans. The residential mortgage loan portfolio consists primarily of fixed rate mortgage loans, which comprise the substantial majority of residential mortgage loans originated. The Company has traditionally been a portfolio lender, but the current practice is to retain fixed rate loans with maturities of up to 15 years in portfolio and generally sell longer term fixed rate loans. In this regard, the Company employed six commissioned loan originators in fiscal 2010 whose primary focus is originating loans for resale into the secondary market.

Home equity loans and lines of credit secured by 1-4 family properties comprise an additional 7.2% of loans as of December 31, 2010. Thus, notwithstanding the reorientation of the Company’s operations to a more “community bank-like” operating strategy, loans secured by residential mortgage loans (including home equity loans and lines of credit) continue to comprise the majority of loans (52.8% of total loans). Commercial mortgage and C&I loans comprise the majority of the balance of the loan portfolio and have been the fastest growing segment of the loan portfolio over the last five fiscal years.

Cash, Investments and Mortgage-Backed Securities. The intent of the Company’s investment policy is to provide adequate liquidity, to generate a favorable return on excess investable funds and to support the established credit and interest rate risk objectives. The ratio of cash and investments (including MBS) has fluctuated, based primarily on loan demand and

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.10

cash inflows from deposits and borrowings and has declined in aggregate since the end of fiscal 2006, from 50.0% of assets to 39.6% as of December 31, 2010. Notwithstanding the Company’s preference for investing in whole loans, the large securities portfolio reflects management’s intent to leverage capital and enhance earnings per share.

Investment securities and MBS equaled $47.0 million or 8.3% of total assets as of December 31, 2010, while cash and equivalents totaled $14.3 million or 2.5% of assets. As of December 31, 2010, the cash and investments portfolio consisted of cash, interest-earning deposits in other financial institutions, issued by Ginnie Mae, Fannie Mae or Freddie Mac, U.S. government agency obligations (including callable securities), and variable rate preferred stock (see Exhibit I-3 for the investment portfolio composition). Additionally, the Company maintains permissible equity investments such as FHLB stock. The majority of the Company’s investment securities are classified as available for sale (“AFS”) with the balance totaling $31.7 million, equal to 5.6% of total assets as of the fiscal 2010 year end. The held-to-maturity (“HTM”) securities portfolio totaled $15.3 million and consisted solely of MBS.

No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term, except that the level of cash and investments is anticipated to increase initially following the Second-Step Conversion. Over the longer term, it is the Company’s intent to leverage the proceeds with loans to a greater extent than investment securities over the long term.

Bank-Owned Life Insurance. As of December 31, 2010, the balance of bank-owned life insurance (“BOLI”) totaled $9.2 million, which reflects growth since the end of fiscal 2006 owing to increases in the cash surrender value of the policies. The balance of the BOLI reflects the value of life insurance contracts on selected members of the Bank’s management and has been purchased with the intent to offset various benefit program expenses on a tax-advantaged basis. The increase in the cash surrender value of the BOLI is recognized as an addition to other non-interest income on an annual basis.

Funding Structure. Since fiscal year-end 2006, deposits have increased at an 8.8% annual rate, as the Company has established strong growth targets for the deposit base in conjunction with Naugatuck Valley’s overall growth and expansion strategy. Management believes that such growth has been facilitated by offering relatively high deposit rates in comparison to the prevailing competition, particularly in CD accounts. Additionally, Naugatuck Valley’s emphasis on customer service, the development of commercial account relationships

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.11

and recent expansion of the retail branch banking network have also been factors in the deposit growth. Reflecting the success in attracting retail consumer and business accounts, the growth in savings and transaction accounts has equaled 34.1% and savings and transaction accounts equaled $166.5 million or 41.0% of total deposits as of the end of fiscal 2010. Notwithstanding the recent growth of savings and transaction accounts, CDs continued to comprise the majority of the deposit base totaling $239.4 million, or 59.0% of deposits as of December 31, 2010.

The Company typically utilizes borrowings: (1) when such funds are priced attractively relative to deposits; (2) to lengthen the duration of liabilities; (3) to enhance earnings when attractive revenue enhancement opportunities arise; and (4) to generate additional liquid funds, if required. Borrowed funds, primarily consisting of FHLB advances, have been an important source of supplemental funding utilized by Naugatuck Valley to achieve targeted balance sheet growth. In this regard, borrowed funds, primarily consisting of FHLB advances, increased from $68.5 million as of the end of fiscal 2006, to a fiscal year end peak level of $119.1 million in fiscal 2008. In view of the success in achieving deposit growth coupled with the more limited need for funds in fiscal 2010, the balance of borrowings has subsequently diminished to equal $102.8 million, or 18.1% of assets as of December 31, 2010.

Equity. With the completion of the minority stock issuance in September 2004, Naugatuck Valley’s equity was more than doubled upon completion and had increased to $51.1 million, or 12.3% of assets as of December 31, 2006. Since fiscal year end 2006, the Company’s equity reflects modest growth due, in part, to Naugatuck Valley’s moderate operating returns as management has focused on growth of the balance sheet, branch network and supporting infrastructure rather than maximizing near term profitability. Coupled with the impact of capital management strategies implemented by the Company, including a dividend policy and share repurchases, asset growth has outstripped growth of the Company’s capital. As of December 31, 2010, Naugatuck Valley’s stockholders’ equity totaled $52.3 million, equal to 9.20% of assets. The Bank maintained surpluses relative to its regulatory capital requirements at December 31, 2010, and was qualified as a “well capitalized” institution. The Offering proceeds will serve to further strengthen the Company’s regulatory capital position and support the ability to undertake high risk-weight lending in the current environment, albeit at diminished growth rates relative to the prior five fiscal year period. As discussed previously, the post-Offering equity growth rate is expected to be impacted by a number of factors including the

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.12

higher level of capitalization, the reinvestment of the Offering proceeds, the expense of the stock benefit plans and the potential impact of dividends and stock repurchases.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five fiscal periods through December 31, 2010. The Company reported positive earnings in four of the last five fiscal years with the loss reported in fiscal 2008 primarily attributable to non-recurring other than temporary impairment (“OTTI”) charges on auction rate preferred stock securities issued by Fannie Mae. On a core earnings basis, excluding non-operating items on a tax effected basis, earnings have been positive over the time period shown. In the two fiscal years ended 2010, earnings have been adversely impacted by the increase in NPAs and the higher level of resulting loan loss provisions, which more than offset the benefit of an expanding net interest margin. In fiscal 2010, net income for the Company totaled $1.5 million, equal to 0.25% of average assets.

Net Interest Income. Net interest income has grown over the period reflected in Table 1.2, primarily due to balance sheet growth and an increase in the proportion of higher yielding loans reflecting the redeployment of funds out of the cash and investment portfolio. Specifically, net interest income increased from $11.4 million in fiscal 2006, to $18.3 million for fiscal 2010. However, the ratio of net interest income to average assets has fluctuated over the corresponding time frame, with the ratio decreasing from 2.99% in fiscal 2006 to 2.75% in fiscal 2008, and then subsequently increasing to 3.15% of average assets for fiscal 2010.

Spread compression was a key factor contributing to the limited growth in net interest income experienced over the fiscal 2006 to 2007 periods while balance sheet growth prevented the level of net interest income from declining significantly. In this regard, the Federal Reserve increased the targeted federal funds rate to 5.25% through June 2006 and maintained this level for over a year through September 2007, leading to a flat to mildly inverted yield curve which adversely impacted Naugatuck Valley’s interest rate spreads. Subsequent reductions in the targeted federal funds rate by the Federal Reserve have favorably impacted the Company’s yield-cost spreads and fueled the expansion of net interest income.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.13

Table 1.2

Naugatuck Valley Financial Corporation

Historical Income Statements

	As of the Fiscal Year Ended December 31,
	2006		2007		2008		2009		2010
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest Income	$20,750	5.45%	$25,030	5.82%	$28,203	5.42%	$28,291	5.25%	$28,538	4.92%
Interest Expense	$(9,350)	-2.45%	$(13,174)	-3.06%	$(13,904)	-2.67%	$(12,537)	-2.33%	$(10,279)	-1.77%

Net Interest Income	$11,400	2.99%	$11,856	2.76%	$14,299	2.75%	$15,754	2.92%	$18,259	3.15%
Provision for Loan Losses	$(192)	-0.05%	$(151)	-0.04%	$(675)	-0.13%	$(1,144)	-0.21%	$(3,360)	-0.58%

Net Interest Income after Provisions	$11,208	2.94%	$11,705	2.72%	$13,624	2.62%	$14,610	2.71%	$14,899	2.57%

Other Operating Income	$1,942	0.51%	$2,289	0.53%	$2,327	0.45%	$2,334	0.43%	$2,332	0.40%
Mortgage Banking Fees	$—	0.00%	$—	0.00%	$—	0.00%	$—	0.00%	$945	0.16%
Operating Expense	$(11,504)	-3.02%	$(12,422)	-2.89%	$(13,454)	-2.59%	$(14,541)	-2.70%	$(15,125)	-2.61%

Net Operating Income	$1,646	0.43%	$1,572	0.37%	$2,497	0.48%	$2,403	0.45%	$3,051	0.53%

Gains on the Sale of Loans	$—	0.00%	$—	0.00%	$23	0.00%	$20	0.00%	$—	0.00%
Net Gain(Loss) on Sale of Securities	$6	0.00%	$65	0.02%	$—	0.00%	$388	0.07%	$11	0.00%
OTTI Charges on Investments	$—	0.00%	$—	0.00%	$(3,398)	-0.65%	$—	0.00%	$—	0.00%
Merger Related Expenses	$—	0.00%	$—	0.00%	$—	0.00%	$—	0.00%	$(782)	-0.13%

Total Non-Operating Income/(Expense)	$6	0.00%	$65	0.02%	$(3,375)	-0.65%	$408	0.08%	$(771)	-0.13%

Net Income Before Tax	$1,652	0.43%	$1,637	0.38%	$(878)	-0.17%	$2,811	0.52%	$2,280	0.39%
Income Taxes	$(204)	-0.05%	$(217)	-0.05%	$566	0.11%	$(818)	-0.15%	$(829)	-0.14%

Net Income (Loss) Before Extraord. Items	$1,448	0.38%	$1,420	0.33%	$(312)	-0.06%	$1,993	0.37%	$1,451	0.25%

Estimated Core Net Income
Net Income	$1,448	0.38%	$1,420	0.33%	$(312)	-0.06%	$1,993	0.37%	$1,451	0.25%
Addback(Deduct): Non-Recurring (Inc)/Exp	$(6)	0.00%	$(65)	-0.02%	$3,375	0.65%	$(408)	-0.08%	$771	0.13%
Tax Effect (2)	$2	0.00%	$22	0.01%	$(1,148)	-0.22%	$139	0.03%	$(262)	-0.05%

Estimated Core Net Income	$1,444	0.38%	$1,377	0.32%	$1,916	0.37%	$1,724	0.32%	$1,960	0.34%

Memo:
Expense Coverage Ratio	99.10%		95.44%		106.28%		108.34%		120.72%
Efficiency Ratio	86.22%		87.82%		80.92%		80.39%		70.23%
Effective Tax Rate	12.35%		13.26%		64.46%		29.10%		36.36%

(1)	Ratios are a Percent of Average Assets.
(2)	Tax effected at a 34% rate.

Source: Naugatuck Valley Financial Corporation’s audited and unaudited financial reports.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.14

Specifically, the Company’s interest rate spread decreased from 3.07% in fiscal 2006, to 2.76% in fiscal 2007 while increasing to 2.89% in fiscal 2008 and 3.40% in fiscal 2010 (see Exhibit I-4). The initial reinvestment of the Offering proceeds should increase net interest income as the funds are reinvested, with longer-term earnings benefits realized through leveraging of the proceeds. At the same, while the initial reinvestment of the Offering proceeds should increase net interest income, the initial reinvestment yields are expected to depress asset yields and the net interest income ratio. Over the long term, the asset yields may likely recover as the funds from the Offering are redeployed into higher yielding loans, which is the longer-term plan of the use of proceeds.

Loan Loss Provisions. Provisions for loan losses have typically been limited reflecting the Company’s relatively strong asset quality historically and the secured nature of the loan portfolio; the majority of the loan portfolio is secured by real estate collateral in the Company’s market area. However, since fiscal 2007, the Company has increased the level of loan loss provisions, which management attributes to loan growth (including growth in high risk-weight multi-family and commercial loans), an increasing level of NPAs, and as a result of a weak economy and erosion of real estate values which support the collateral value of Naugatuck Valley’s mortgage portfolio. The increase in NPAs was most notable in the most recent fiscal year.

As a result, loan loss provisions have increased since the end of fiscal 2007, to equal $3.4 million or 0.58% of average assets in fiscal 2010. At December 31, 2010, the Company maintained valuation allowances of $6.4 million, equal to 1.33% of total loans and 35.74% of non-performing loans. Exhibit I-5 sets forth the Company’s loan loss allowance activity during the review period. Going forward, the Company will continue to evaluate the adequacy of the level of general valuation allowances (“GVAs”) on a regular basis and establish additional loan loss provisions in accordance with the Company’s asset classification and loss reserve policies

Non-Interest Income. Consistent with the Company’s limited level of diversification into fee generating activities, sources of non-interest operating income have been a modest contributor to the Company’s earnings. Throughout the period shown in Table 1.2, sources of non-interest operating income have remained relatively stable as a percent of average assets, but increased on a dollar basis to equal $2.3 million or 0.40% of average assets for fiscal 2010.

In addition to fee income generated through deposits, loan late charges and other typical sources, Naugatuck Valley commenced a significant initiative to develop a secondary mortgage

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.15

operation in fiscal 2009. The Company has employed commissioned loan originators and back office support personnel with the dual goals of increasing fee income and reducing interest rate risk through the sale of conforming long-term fixed-rate residential mortgages. During fiscal 2010, the Company sold $37.0 million of fixed rate loans, all on a servicing retained basis, which resulted in $945 thousand of mortgage banking fees, equal to 0.16% of average assets. Important from the perspective of the valuation, mortgage banking income tends to be more volatile than the non-interest fee income historically generated by Naugatuck Valley, as loan volumes and the resulting gains realized on sale are highly dependent on market and interest rate conditions, all of which are subject to change.

Operating Expenses. The Company’s operating expenses have increased in recent years due to expanded business volumes facilitated by branching and expanded management and staffing, which have resulted in growth of both the retail deposit base and loan portfolio. As a result, since the fiscal year ended December 31, 2006, annual operating expenses have increased from $11.5 million, equal to 3.02% of average assets, to $15.1 million in fiscal 2010, equal to 2.61% of average assets.

Although annual operating expenses have increased by 31.3% since fiscal 2006, the operating expense ratio has been diminishing reflecting beneficial impact of growth on core earnings exclusive of the impact of loan loss provisions. Operating expenses are expected to increase on a post-Offering basis as a result of the expense of growth and branching initiatives and owing to the cost of the additional stock-related benefit plans. At the same time, Naugatuck Valley will seek to offset anticipated growth in expenses from a profitability standpoint through moderate balance sheet growth and by reinvestment of the Offering proceeds into investment securities over the near term (following the Second-Step Conversion) and into loans over the longer term.

Non-Operating Income/Expense. Non-operating income and expenses have typically had a limited impact on earnings and, over the last several years, have primarily consisted of gains on the sale of loans and investments. However, in fiscal 2008, non-operating income and expenses impacted the Company’s operations to a greater degree than the recent historical average as an OTTI loss on investment securities ($3.4 million) was partially offset by small gains on the sale of loans. In fiscal 2010, net non-operating expenses totaled $771 thousand, primarily comprised of $782 thousand of expenses related to the terminated merger with Southern Connecticut Bancorp, net of gains on the sale of securities totaling $11 thousand.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.16

Taxes. The Company’s average tax rate has fluctuated over the last five fiscal periods, but has been in the range of 12% to 36% over the last five fiscal years and equaled 36.36% in fiscal 2010. Naugatuck Valley is fully taxable and subject to a marginal federal tax rate of 34%.

Efficiency Ratio. The Company’s efficiency ratio reflects improvement since fiscal 2007 largely owing to expansion of the net interest margin, which is attributable to both balance sheet growth and improving spreads, while the Company’s operating expense ratio has diminished. Specifically, the efficiency ratio diminished from 87.8% in fiscal 2007 to 73.5% reported for the fiscal year ended December 31, 2010. On a post-Offering basis, the efficiency ratio may show some improvement from the benefit of reinvesting the proceeds from the Offering. However, a portion of the benefit is expected to be offset by the increased expense of the stock benefit plans.

Interest Rate Risk Management

The primary aspects of the Company’s interest rate risk management include:

•	Diversifying portfolio loans into other types of shorter-term or adjustable rate lending, including commercial and construction lending;

•	Maintaining an investment portfolio, comprised of high quality, liquid securities and maintaining an ample balance of securities classified as available for sale;

•	Promoting transaction accounts and, when appropriate, longer-term CDs;

•	Utilizing longer-term borrowings when such funds are attractively priced relative to deposits and prevailing reinvestment opportunities;

•	Maintaining a strong capital level;

•	Limiting investment in fixed assets and other non-earnings assets; and

•	Selling a portion of the fixed rate mortgage loans originated based on risk and profitability considerations (typically fixed rate mortgage loans with maturities longer than 15 years).

Notwithstanding the foregoing measures implemented to minimize the Company’s interest rate risk exposure, the Company’s balance sheet is liability-sensitive in the short term (less than one year) and, thus, the net interest margin could be adversely affected during periods of rising and higher interest rates. As of December 31, 2010, the Net Portfolio Value (“NPV”) analysis provided by the Office of Thrift Supervision (“OTS”) indicated that a 200 basis point instantaneous and permanent increase in interest rates would result in a 181 basis point

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.17

reduction in the NPV ratio, and result in a post-shock NPV ratio equal to 8.51% of assets (see Exhibit I-6). These rate shock simulations indicate a minimal level of risk exposure pursuant to OTS definitions. By way of comparison, based on OTS estimates incorporating September 30, 2010, data, and assuming a positive 200 basis point instantaneous and permanent rate shock, the post-shock NPV ratio for all thrifts operating in the OTS Northeast Region equaled 12.86%, which reflects a 154 basis point decline relative to the base scenario.

The NPV analysis is an indicator to the risk of earnings in a volatile interest rate environment as it incorporates changing assumptions with respect to maturity and repricing of assets and liabilities. The OTS NPV analysis indicates that the Company has a lower post-shock NPV ratio and higher interest sensitivity measure (i.e., the change in the post-shock NPV ratio is greater) pursuant to a rising interest rate scenario, which is typically the more adverse scenario for a thrift institution. In this regard, the Company’s interest rate risk exposure is primarily the result of the large balance of permanent intermediate to long-term fixed rate mortgage which comprise a significant segment of the portfolio, which are primarily funded by comparatively short-term deposits and borrowed funds. One factor impacting the Company’s interest rate risk which is particularly difficult to quantify is the degree to which deposits will reprice in a response to a change in interest rates. The fact that the Company prices its deposits in the upper end of the competitive range may result in a more rate sensitive depositor base relative to many peer institutions. At the same time, the diminished deposit growth targets in the future may limit the deposit pricing pressures on the Company.

Overall, the data suggests that the Company’s earnings would be adversely impacted by increasing interest rates. On a pro forma basis, the Company’s interest rate risk position is expected to improve as the proceeds from the Offering are reinvested in interest-earning assets.

Lending Activities and Strategy

The Company’s lending activities have been focused on two principal elements as follows: (1) residential mortgage lending including home equity lending; and (2) commercial and multi-family mortgage lending, as well as C&I lending. The Company also maintains smaller balances of construction and development loans as well as consumer loans. Details regarding the Company’s loan portfolio composition and characteristics are included in Exhibits I-7 and I-8. As of December 31, 2010, permanent first mortgage loans secured by residential properties totaled $219.3 million, equal to 45.6% of total loans and home equity loans and lines of credit

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.18

totaled $34.8 million, or 7.2% of loans. In aggregate, commercial real estate/multi-family mortgage loans, C&I loans, as well as construction loans have increased over the last several years to an aggregate level of $225.9 million, equal to 46.9% of gross loans.

Residential Lending. The Company has historically been a residential lender, and 1-4 family residential loans continue to comprise the largest category of loans receivable at 45.6% of total loans. The substantial portion of 1-4 family mortgage loans have been originated by the Company and are secured by residences in the local market area.

The Company offers fixed-rate mortgage loans with terms of 10, 15, 20 or 30 years and adjustable-rate mortgage loans with a 15, 20 or 30 year amortization schedule, and interest rates and payments on adjustable-rate mortgage loans adjust annually after either a one, three, five or seven year initial fixed period. Interest rates and payments on adjustable-rate loans generally are adjusted to a rate typically equal to 2.75% above the one-year constant maturity Treasury index. The maximum amount by which the interest rate may be increased or decreased is generally 2% per adjustment period and the lifetime interest rate cap is generally 6% over the initial interest rate of the loan. The Company generally does not make conventional loans with loan-to-value ratios exceeding 97% and generally will make loans with a loan-to-value ratio in excess of 80% only when secured by first liens on owner-occupied one- to four-family residences. Loans with loan-to-value ratios in excess of 80% require private mortgage insurance or additional collateral. The Company requires all properties securing mortgage loans to be appraised by a Board-approved independent appraiser. The Company requires title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, or flood insurance for loans on property located in a flood zone, before closing the loan.

Commercial Real Estate and Multi-family Mortgage Lending. Multi-family and commercial mortgage lending has been an area of portfolio diversification for the Company. Such loans are typically secured by properties in western and southern Connecticut are generally originated by the Company. Such loans are typically originated by the Company for the purpose of financing existing structures rather than new construction

As of December 31, 2010, multi-family and commercial mortgage loans together equaled $160.2 million (33.3% of loans) and $97.1 million (29.9% of loans), respectively. Multi-family and commercial mortgage loans are typically offered with fixed rates of interest for the first five or seven years of the loan, which are then subject to a call provision or rate adjustment. The typical principal balance is between $500,000 and $2 million, but may be more depending upon

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.19

numerous factors including the creditworthiness of the borrower and other key underwriting criteria.

The Company offers adjustable-rate mortgage loans secured by multi-family and commercial real estate. Multi-family and commercial real estate loans are generally secured by condominiums, apartment buildings, offices, retail and other income producing properties, as well as owner-occupied properties used for businesses. The Company originates multi-family and commercial real estate loans for terms generally up to 20 years. Interest rates and payments on adjustable-rate loans adjust every one, three, five or ten years. Interest rates on adjustable rate loans generally are adjusted to a rate typically equal to 2.00% to 2.50% above the one-year, three-year, five-year or ten-year Federal Home Loan Company classic advance rate. There are no adjustment period or lifetime interest rate caps. Loan amounts generally do not exceed 80% of the appraised value.

Construction and Development Loans. Construction lending has diminished modestly over the last several years reflecting the recessionary economy which has limited new construction and reflecting Naugatuck Valley’s limited appetite for such loans in the current environment. The Company originates construction loans to individuals to finance the construction of residential dwellings for personal use, and construction loans will generally provide for the payment of interest only during the construction phase, which is usually nine months. At the end of the construction phase, the loan may convert to a permanent mortgage loan. Loans generally can be made with a maximum loan to value ratio of 80% of the appraised value with a maximum term of 30 years.

The Company also makes commercial construction loans for commercial development projects, including condominiums, apartment buildings, and single family subdivisions as well as office buildings, retail and other income producing properties. These loans provide for payment of interest only during the construction phase and may, in the case of an apartment or commercial building, convert to a permanent mortgage loan or, in the case of a single family subdivision or construction or builder loan, be paid in full with the sale of the property after construction is complete. In the case of a commercial construction loan, the construction period may be from nine months to two years. Loans are generally made to a maximum of 80% of the appraised value as determined by an appraisal of the property made by an independent licensed appraiser. The Company also requires an inspection of the property before

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.20

disbursement of funds during the term of the construction loan for both residential and commercial construction loans.

The Company will also originate land loans to individuals on approved residential building lots for personal use for terms of up to 20 years and to a maximum loan-to-value ratio of 75% of the lower of the appraisal value or purchase price. Land loans adjust annually after a five-year initial fixed period. Interest rates after adjustment are equal to 2.75% above the one-year constant maturity Treasury index.

Finally, the Company will also originate loans to local contractors and developers for the purpose of making improvements to, and on, approved subdivisions and condominium projects within two years of the date of the original loan. Such loans generally are written with a maximum loan-to-value ratio of 80% of the lower of the appraised value or purchase price of the land. These loans adjust when and as the index changes at a rate that is generally equal to the prime rate as published in The Wall Street Journal plus 1%. The Company requires title insurance and, if applicable, a hazardous waste survey reporting that the land is free of hazardous or toxic waste.

Commercial Business Loans. The Company’s efforts to increase commercial lending have primarily centered on the development of real estate secured relationships, as C&I loans remain limited. As of December 31, 2010, C&I loans totaled $34.8 million, or 7.2% of total loans. Commercial business loans are made to a variety of professionals, sole proprietorships and small businesses primarily in the primary market area. The Company will offer a variety of commercial lending products. These loans are typically secured, primarily by business assets. These loans are originated with maximum loan-to-value ratios of 75% of the value of the business assets. The Company originates one- to ten-year term loans for the acquisition of equipment or business expansion, lines of credit for seasonal financing needs and demand loans for short term financing needs with specific repayment sources. Commercial business loans are generally written at variable rates which use the prime rate as published in The Wall Street Journal as an index and, depending on the qualifications of the borrower, a zero to 3.0% margin is added. These rates will change when and as the index rate changes without caps. Fixed-rate loans are written at market rates determined at the time the loan is granted and are based on the length of the term and the qualifications of the borrower.

When making commercial business loans, the Company considers the financial statements of the borrower, the borrower’s payment history of both corporate and personal debt,

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.21

the debt service capabilities of the borrower, the projected cash flows of the business, and viability of the industry in which the customer operates and the value of the collateral.

Consumer Loans. Consumer loans include second mortgage / HELOC, and traditional consumer loans. As of December 31, 2010, second mortgage / HELOC loans comprised 7.2% of total loans and consumer loans comprised just 0.3% of total loans. The Company will continue to offer these loans seeking to provide a full range of loan products to its customers but consumer lending will not be a strategic focus of the Company. The majority of the Bank’s consumer lending will continue to consist of second mortgage loans / HELOCs in the future, and, to a much lesser extent, loans secured by passbook or certificate accounts, automobiles, as well as unsecured personal loans and overdraft protection accounts.

Unsecured loans generally have a maximum borrowing limit of $5,000 and a maximum term of three years. The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loans. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount. Second mortgage loans have fixed rates of interest for terms of up to 20 years. These loans are originated with maximum combined loan-to-value ratios of 75% of the appraised value of the property. HELOCs have adjustable rates of interest that are indexed to the prime rate as published in The Wall Street Journal for terms of up to 10 years. These loans are originated with maximum loan-to-value ratios of 75% of the appraised value of the property and the Company requires a second lien position on the property.

Loan Originations, Purchases and Sales. Reflecting the broad diversification in the loan portfolio, loan originations by loan type reflects the portfolio mix of the Company with real estate secured mortgage loans comprising the most significant component of loan originations (see Exhibit I-9 for detailed loan origination purchase and sales information). For fiscal 2010, total loan originations were $141.4 million, the majority of which were fixed rate one-to-four family and commercial real estate loans. The majority of the Company’s loan volume is internally originated through six commissioned residential loan officers and salaried commercial lenders. The Company did not purchase any loans in fiscal 2010 and, historically, purchases have been limited and have generally consisted of commercial loan participations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.22

Asset Quality

The Company’s asset quality has historically been strong and the level of NPAs has been modest, generally well below a level of 1% of assets. However, Naugatuck Valley has recently realized an increase in the level of NPAs, primarily related to the recessionary economic environment. Specifically, the Company’s delinquencies have increased as a result of growing unemployment in its markets and the slack economy has depressed the collateral value of many of the Company’s security properties. As reflected in Exhibit I-10, the total NPA balance (i.e., loans 90 days or more past due and REO) as of December 31, 2010, was $18.3 million, equal to 3.22% of assets, consisting primarily of non-accruing loans ($11.1 million), restructured performing loans ($6.8 million) and a small balance of REO ($421 thousand). The current balance of NPAs represents a significant increase relative to the level relative to the prior fiscal year end of $6.1 million, equal to 1.10% of total assets. The ratio of allowances to total loans equaled 1.33% while reserve coverage in relation to NPAs equaled 34.9% as of December 31, 2010 (see Exhibit I-5).

To track the Company’s asset quality and the adequacy of valuation allowances, Naugatuck Valley has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Naugatuck Valley maintains the allowance for loan losses at a level that is believed to be adequate to absorb probable losses inherent in the existing loan portfolio, based on a quarterly evaluation of a variety of factors. These factors include, but are not limited to: the Company’s historical loan loss experience and recent trends in that experience; risk ratings assigned by lending personnel to commercial real estate and the results of ongoing reviews of those ratings by the Company’s independent loan review function; an evaluation of non-performing loans and related collateral values; the probability of loss in view of geographic and industry concentrations and other portfolio risk characteristics; the present financial condition of borrowers; and, current economic conditions.

The Company’s management reviews and classifies loans on a monthly basis and establishes loan loss provisions based on the overall quality, size, and composition of the loan portfolio, as well as other factors such as historical loss experience, industry trends, and local real estate market and economic conditions.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.23

Funding Composition and Strategy

Deposits have consistently been the Company’s primary source of funds. As of December 31, 2010, deposits totaled $473.5 million, which reflects 8.8% annual growth since December 31, 2006. Lower costing savings and transaction accounts totaling $166.5 million comprised approximately 41.0% of the Company’s deposits at December 31, 2010 (see Exhibit I-10). The balance of the deposit base is comprised of CDs, the majority of which have remaining maturities of one year or less. As of December 31, 2010, CDs with balances equal to or in excess of $100,000 equaled $92.8 million (see Exhibit I-11).

Deposit solicitation efforts for the Company have been facilitated by the opening of seven branch offices since 2000 including 1 office in 2008, the expansion of commercial account relationships, and active solicitation of commercial deposit accounts. While Naugatuck Valley’s practice over the last five fiscal years has been to price deposits on a highly competitive basis in relation to the prevailing market average in order to achieve targeted growth objectives, the more moderate growth objective over the near to intermediate term future may benefit the Company’s cost of funds relative to its local peers on a prospective basis.

Borrowings have been utilized primarily as a supplemental funding source to fund lending activity. As of December 31, 2010, borrowed funds consisted of $95.9 million of FHLB advances, the majority of which are short to intermediate term fixed rate advances, and $6.9 million of collateralized repurchase agreements which are short term in nature. As of December 31, 2010, Naugatuck Valley’s borrowed funds had a weighted average coupon rate of 2.46%. The Company uses deposits and borrowings interchangeably to fund assets depending on various factors including liquidity and asset/liability management strategies. Recently, however, the Company has diminished borrowings utilization as loan growth has slowed. The Company expects that borrowed funds may likely continue to diminish in the future as the $31 million borrowed funds balance is scheduled to mature in fiscal 2011 and the Company will be seeking to replace a portion of the borrowings with deposits.

The Company anticipates utilizing borrowings as a supplemental funding source in the future, generally for these same purposes. The Company’s overall preference is to utilize deposits to fund operations with the objective of building customer relationships and increasing cross-sell potential and fee income.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.24

Subsidiaries

Presently, the Bank is the only subsidiary of Naugatuck Valley. The Bank currently has one wholly-owned subsidiary, Naugatuck Valley Mortgage Servicing Corporation, which operates as the Bank’s Passive Investment Corporation (“PIC”), which exempts it from Connecticut income tax under current law and whose business consists solely of mortgage loans.

Legal Proceedings

Other than the routine legal proceedings that occur in the Company’s ordinary course of business, the Company is not involved in litigation which is expected to have a material impact on the Company’s financial condition or operations.

RP® Financial, LC.	MARKET AREA ANALYSIS II.1

II. MARKET AREA

Introduction

Organized in 1922, the Company is headquartered in Naugatuck, Connecticut, which is located in southwestern Connecticut approximately six miles south of Waterbury and 26 miles north of Bridgeport. In addition to the main office, the Company conducts business through nine branch offices in the Greater Naugatuck Valley. The Greater Naugatuck Valley encompasses the communities in the central and lower Naugatuck Valley regions in New Haven and Fairfield Counties. The market area economy is primarily oriented to the service, retail, construction, and manufacturing industries. Exhibit II-1 provides a detailed description of the Company’s office properties.

Connecticut has regional variations in its landscape and culture – from the wealthy estates of Fairfield County’s “Gold Coast” to the rolling mountains and horse-farms of the Litchfield Hills in the northwest corner. Connecticut’s rural areas and small towns in the northeast and northwest corners contrast sharply with its industrial cities, located along the coastal highways from the New York border to New Haven, then northwards to Hartford, as well as further up the coast near New London. The southern Connecticut market (including New Haven and Fairfield counties) represents the greatest concentration of population, deposits and income in the state, as these southern counties combined represent approximately one-half of the state’s population and a similar percentage of households

Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Company, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Company and the relative economic health of the Company’s primary market area. The Company intends to continue expanding its regional branch office network through the acquisition of branches or whole institutions if such opportunities should arise. A map showing the Company’s office coverage is set forth below and details regarding the Company’s offices and recent trends with respect to market interest rate levels are set forth in Exhibit II-1 and II-2, respectively.

RP® Financial, LC.	MARKET AREA ANALYSIS II.2

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by the Company (see Table 2.1). Fairfield County where the Company maintains one office is a densely populated market, reflecting its proximity to New York City, and ranks as the largest county in terms of population in the State of Connecticut. Likewise, in New Haven County where the majority of the branches are located is densely populated with a population base only slightly smaller than Fairfield County. In aggregate, the population of the Fairfield and New Haven County markets totaled an estimated 1.8 million residents as of 2010, providing the Company with exposure to a huge potential market of retail and business customers. While relatively large in terms of the total population, the New Haven and Fairfield County markets are relatively mature and population

RP® Financial, LC.	MARKET AREA ANALYSIS II.3

Table 2.1

Naugatuck Valley Financial Corp.

Summary Demographic Data

	Year			Growth Rate
	2000	2010	2015	2000-2010	2010-2015
Population (000)
United States	281,422	311,213	323,209	1.0%	0.8%
Connecticut	3,406	3,536	3,569	0.4%	0.2%
Fairfield County	883	907	910	0.3%	0.1%
New Haven County	824	851	860	0.3%	0.2%

Households (000)
United States	105,480	116,761	121,360	1.0%	0.8%
Connecticut	1,302	1,353	1,366	0.4%	0.2%
Fairfield County	324	333	334	0.3%	0.1%
New Haven County	319	329	332	0.3%	0.2%

Median Household Income ($)
United States	$42,164	$54,442	$61,189	2.6%	2.4%
Connecticut	53,915	70,340	80,697	2.7%	2.8%
Fairfield County	64,876	87,754	103,758	3.1%	3.4%
New Haven County	48,834	62,374	73,227	2.5%	3.3%

Per Capita Income ($)
United States	$21,587	$26,739	$30,241	2.2%	2.5%
Connecticut	28,766	36,065	41,464	2.3%	2.8%
Fairfield County	38,350	47,705	55,646	2.2%	3.1%
New Haven County	24,439	30,479	35,078	2.2%	2.9%

	Less Than	$25,000 to	$50,000 to
	$25,000	50,000	100,000	$100,000 +
2010 HH Income Dist. (%)
United States	20.8%	24.7%	35.7%	18.8%
Connecticut	14.9%	18.0%	38.4%	28.8%
Fairfield County	12.1%	12.9%	31.2%	43.8%
New Haven County	18.0%	20.5%	39.8%	21.7%

Source: SNL Financial.

RP® Financial, LC.	MARKET AREA ANALYSIS II.4

growth has been relatively modest. In this regard, annualized population growth in New Haven and Fairfield Counties were 0.3%, for the period from 2000 to 2010, compared to the state average of 0.4%, both of which were below the national average of 1.0%. Moreover, the foregoing population growth trends are projected to continue for the Company’s primary markets over the next five years.

Personal and household income measures, as indicated by per capita and median household income data, reflect the affluent nature of the Fairfield County market. In this regard, Fairfield County residents includes a large number of high income commuters to New York City while shoreline areas such as Greenwich and Stamford have developed into regional employment centers in their own right. Residents of the Company’s market in New Haven County have comparatively moderate income levels. In terms of household income measures, New Haven County’s median household income was $62,374 in 2010, which was above the national average but below of the state average of $70,340. By comparison, median household income in Fairfield County was $87,754 in 2010, well above both the national and state averages. While levels of personal income in the Company’s market area were relatively high in relation to the national average, growth rates were generally in line with the key state and national aggregates.

Summary of Local Economy

Real Estate Market. Single-family home sales in Connecticut sank to the historical lows during 2010 as the number of homes sold hit levels that haven’t been experienced in over 20 years. According to the Warren Group, a firm that tracks real estate trends in New England, Connecticut single-family home sales during 2010 fell to 24,270, down 0.54% from the sales levels reached in 2009. The decline marks the sixth straight year in which sales volume has decline from the prior year. According to the National Association of Realtors, which tracks real estate trends in the Company’s market area, single-family home prices the New Haven-Milford metropolitan region averaged $218,400 during the fourth quarter of 2010, a price decline of 7.9% from the fourth quarter of 2009. However, foreclosures in the Company’s market area counties have been declining over the last six months and totaled less than 100 in both market area counties during January 2011.

The commercial real estate market in Greater New Haven struggled during 2010, as more space became available than was occupied. Absorption for the year was negative

RP® Financial, LC.	MARKET AREA ANALYSIS II.5

approximately negative 210,000 sq. ft. and reflects the rising unemployment rate in the New Haven market. According to Cushman Wakefield, a commercial real estate brokerage, the New Haven commercial real estate market is projected to remain slow but steady as it has been throughout recession. Experts are forecasting moderate leasing and sales activity during 2011 but continued negative absorption and a rise in vacancies.

Regional Employment. The Company’s market area is in the southwestern corner of Connecticut and its characteristics reflect the market’s location within the Northeast Corridor between Boston and New York. The New Haven County economy is historically rooted in manufacturing but like many other manufacturing centers around the nation has transitioned into a more diversified economy. Major sectors of the New Haven economy include healthcare, professional services, financial services, and retail trade. Within the Company’s market area, the financial sector plays a more prominent role in Fairfield County reflecting the movement of financial services jobs out of New York City into the suburban markets where its workers reside and where the cost of business is lower. In New Haven, the presence of Yale University has made higher education a major component to the Greater New Haven economy, particularly because of its prestigious reputation as a leading research center and skilled alumni base. New Haven’s central location between New York and Boston has also assisted in the development of the regions healthcare and biosciences industry as New Haven is the bio-tech capital of Connecticut and is home to over 50% of the State’s bio-tech firms. Additionally, the market area has a dense population of hospitals, pharmaceutical companies and other healthcare related businesses. Major employers in the Company’s market area include General Electric, Xerox Corp., Gerald Metals, Pitney Bowes and many others. Table 2.2 lists some of the major employers that have a significant impact on the Company’s market area.

RP® Financial, LC.	MARKET AREA ANALYSIS II.6

Table 2.2

Naugatuck Valley Financial Corp.

Top 5 Market Area Employers

Company	City	Industry/Sector

Yale University	New Haven	Education
Yale New Haven Health System	New Haven	Healthcare
Hospital of St. Raphael	New Haven	Healthcare
AT&T	New Haven	Telecommunications
Southern Connecticut State University	New Haven	Education

Source: Greater New Haven Chamber

Unemployment

Recent unemployment data for the market area is shown below in Table 2.3. The data indicates that the December 2010 unemployment rate of 8.6% for Connecticut was slightly below the comparable U.S. unemployment rate of 9.4%. The unemployment rate for the state of Connecticut was slightly higher in December 2010 compared to December 2009. December 2010 unemployment rates for New Haven County and Fairfield County equaled 9.6% and 7.9%, respectively. Counter to the state unemployment rate, both New Haven and Fairfield counties recorded higher unemployment rates for December 2010 compared to the year ago period.

Table 2.3

Naugatuck Valley Financial Corp.

Market Area Unemployment Trends

	December 2009	December 2010
Region	Unemployment	Unemployment

United States	10.0%	9.4%
Connecticut	8.5	8.6
New Haven County	9.2	9.6
Fairfield County	7.7	7.9

Source: U.S. Bureau of Labor Statistics.

RP® Financial, LC.	MARKET AREA ANALYSIS II.7

Market Area Deposit Characteristics

Table 2.4 displays deposit market trends from June 30, 2006, through June 30, 2010, for New Haven County, Fairfield County, and for the state of Connecticut. Consistent with the state of Connecticut, commercial banks maintained a larger market share of deposits than savings institutions in New Haven and Fairfield Counties. Bank and thrift deposits in New Haven County increased at a 1.9% annual rate from June 30, 2006, through June 30, 2010, which was below the comparative 4.9% deposit growth rate posted by all Connecticut banks and thrifts. Comparatively, Bank and thrift deposits in Fairfield County increased at a 6.6% annual rate from June 30, 2006 through June 30, 2010.

Table 2.4

Naugatuck Valley Financial Corp.

Deposit Summary

	As of June 30,
	2006			2010			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2006-2010
	(Dollars In Thousands)						(%)
Deposit Summary

State of Connecticut	$79,183,000	100.0%	1,232	$95,723,000	100.0%	1,296	4.9%
Commercial Banks	44,580,000	56.3%	596	59,571,000	62.2%	692	7.5%
Savings Institutions	34,603,000	43.7%	636	36,152,000	37.8%	604	1.1%

New Haven County	$17,738,079	100.0%	263	$19,159,757	100.0%	269	1.9%
Commercial Banks	11,188,255	63.1%	142	12,804,482	66.8%	152	3.4%
Savings Institutions	6,549,824	36.9%	121	6,355,275	33.2%	117	-0.8%
Naugatuck Financial Corp.	241,189	1.4%	5	366,460	1.9%	9	11.0%

Fairfield County	$23,362,636	100.0%	369	$30,189,796	100.0%	416	6.6%
Commercial Banks	12,671,847	54.2%	201	18,644,550	61.8%	257	10.1%
Savings Institutions	10,690,789	45.8%	168	11,545,246	38.2%	159	1.9%
Naugatuck Financial Corp.	28,387	0.1%	1	35,738	0.1%	1	5.9%

Source: FDIC.

During the period covered in Table 2.4, commercial banks experienced a slight increase in deposit market share in Connecticut and both market area counties. In New Haven County, the Company’s $366.5 million of deposits at June 30, 2010, represented a 1.9% market share of thrift and bank deposits. Comparatively, in Fairfield County, the Company’s $35.7 million of deposits at June 30, 2010 represented a 0.1% market share of thrift and bank deposits. The

RP® Financial, LC.	MARKET AREA ANALYSIS II.8

Company’s deposits in New Haven County and Fairfield County increased at annual rates of 11.0% and 5.9%, respectively, from June 30, 2006, through June 30, 2010. The Company experienced an increase in deposit market share in New Haven County while deposit market share in Fairfield County remained the same.

Competition

The Company faces notable competition in both deposit gathering and lending activities, including direct competition with financial institutions that primarily have a local, regional or national presence. Securities firms and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as the Company. With regard to lending competition, the Company encounters the most significant competition from the same institutions providing deposit services. In addition, the Company competes with mortgage companies, independent mortgage brokers, and credit unions. Table 2.5 lists the Company’s largest competitors in each of the primary market area counties based on deposit market share as noted parenthetically.

RP® Financial, LC.	MARKET AREA ANALYSIS II.9

Table 2.5

Naugatuck Valley Financial Corp.

Market Area Counties Deposit Competitors

Location	Name

New Haven County	Webster Bank (27.39%)
Wells Fargo Bank (14.60%)
New Alliance Bank (11.86%)
Bank of America (9.75%)
Peoples United Bank (8.65%)
Naugatuck Valley (3.24%)
Rank: 8 of 27

Fairfield County	Peoples United Bank (17.73%)
Wells Fargo Bank (14.24%)
Bank of America (12.36%)
JPMorgan Chase (12.10%)
Citibank (6.99%)
Naugatuck Valley (0.12%)
Rank: 28 of 31

Sources: FDIC

RP® Financial, LC.	PEER GROUP ANALYSIS III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Naugatuck Valley’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines and other regulatory guidance. The basis of the pro forma market valuation of Naugatuck Valley is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Naugatuck Valley, key areas examined for differences to determine if valuation adjustments are appropriate were in the following areas: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and, effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines and other regulatory guidance. The Peer Group is comprised of only those publicly-traded thrifts whose common stock is either listed on a national exchange (NYSE or AMEX) or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than “non-listed thrifts” i.e., those listed on the Over-the-Counter Bulletin Board or Pink Sheets, as well as those that are non-publicly traded and closely-held. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies, and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. We typically exclude those that were converted less than one year as their financial results do not reflect a full year of reinvestment benefit and since the stock trading activity is not seasoned. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group should be comprised of locally or regionally-based institutions with relatively comparable resources, strategies and financial characteristics. There are

RP® Financial, LC.	PEER GROUP ANALYSIS III.2

approximately 148 publicly-traded thrift institutions nationally, which includes approximately 27 publicly-traded MHCs. Given the limited number of public full stock thrifts, it is typically the case that the Peer Group will be comprised of institutions which are not directly comparable, but the overall group will still be the “best fit” group. To the extent that key differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for such key differences. Since Naugatuck Valley will be a full stock public company upon completion of the Second-Step Conversion offering, we considered only full stock companies to be viable candidates for inclusion in the Peer Group, excluding those in MHC form.

Based on the foregoing, from the universe of publicly-traded thrifts, we selected 10 institutions with characteristics similar to those of Naugatuck Valley. In the selection process, we applied three “screens” to the universe of all public thrifts that were eligible for consideration:

•

Screen #1 New England institutions with total assets of less than $2.0 billion, tangible equity-to-assets ratios of greater than 6.0% positive core earnings and return on equity measures of less than 10%. Eleven companies met the criteria for Screen #1 and eight were included in the Peer Group: Mayflower Bancorp of MA, Newport Bancorp of RI, Central Bancorp of MA, Chicopee Bancorp of MA, Hampden Bancorp of MA, New Hampshire Thrift Bancshares, Inc. of NH, Westfield Financial of MA and United Financial Bancorp of MA. Peoples Federal Bancshares of Massachusetts and SI Financial Group of Connecticut were both excluded due to their recent conversion status (conversions completed in July 2010 and January 2011, respectively). Legacy Bancorp, Inc. of MA was also excluded owing to its pending acquisition.

•

Screen #2 – Mid-Atlantic thrifts with assets between $400 million and $800 million, tangible equity-to-assets ratios of greater than 10.0%, Six companies met the criteria for Screen #2 and two were included in the Peer Group: TF Financial Corp. of PA and Ocean Shore Holding Co. of NJ. The four companies meeting the criteria but not included in the Peer Group had all completed their standard or second step conversion transactions within the past twelve months and included: Standard Financial Corp of PA (October 2010), Alliance Bancorp of PA (January 2011), Colonial Bancorp of NJ (July 2010) and Oneida Financial Corp of NY (July 2010).

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-2 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some

RP® Financial, LC.	PEER GROUP ANALYSIS III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

February 4, 2011

Ticker	Financial Institution	Exchange	Primary Market	Operating Strategy(1)	Total Assets(2)		Offices	Fiscal Year	Conv. Date	Stock Price	Market Value
										($)	($Mil)

UBNK	United Financial Bancorp of MA	NASDAQ	W. Springfield MA	Thrift	$1,585		24	12-31	12/07	$15.36	$247
WFD	Westfield Financial Inc. of MA	NASDAQ	Westfield, MA	Thrift	$1,240		11	12-31	01/07	$8.62	$243
NHTB	NH Thrift Bancshares of NH	NASDAQ	Newport, NH	Thrift	$995		27	12-31	05/86	$13.25	$77
OSHC	Ocean Shore Holding Co. of NJ	NASDAQ	Ocean City, NJ	Thrift	$838	S	10	12-31	12/09	$12.04	$88
THRD	TF Financial Corp of Newtown PA	NASDAQ	Newtown, PA	Thrift	$692		14	12-31	07/94	$22.59	$67
CBNK	Chicopee Bancorp, Inc. of MA	NASDAQ	Chicopee, MA	Thrift	$574		8	12-31	07/06	$13.93	$84
HBNK	Hampden Bancorp, Inc. of MA	NASDAQ	Springfield, MA	Thrift	$574	S	9	06-30	01/07	$12.50	$87
CEBK	Central Bancorp of Somerville MA	NASDAQ	Somerville, MA	Thrift	$526	S	11	03-31	10/86	$14.87	$25
NFSB	Newport Bancorp, Inc. of RI	NASDAQ	Newport, RI	Thrift	$450		6	12-31	07/06	$13.60	$47
MFLR	Mayflower Bancorp, Inc. of MA	NASDAQ	Middleboro, MA	Thrift	$249	S	8	04-30	12/87	$8.95	$19

NOTES:	(1)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
	(2)	Most recent quarter end available (E=Estimated and P=Pro Forma).

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.4

differences between the Peer Group companies and Naugatuck Valley, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Naugatuck Valley’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Naugatuck Valley’s characteristics is detailed below.

•

United Financial Bancorp of Massachusetts (“UBNK”). UBNK operates through 24 offices throughout western Massachusetts. UBNK’s NPAs to assets ratio was above the Peer Group average, due to its diversified loan portfolio and high risk weighted assets ratio. UBNK also reported a tangible equity-to-assets ratio of 14.0% that was also above the Peer Group average. UBNK reported total assets of $1.6 billion and a ROA of 0.65% for the twelve months ended December 31, 2010.

•

Westfield Financial, Inc. of MA (“WFD”). WFD operates through a total of 11 offices in western Massachusetts. Their ratio of NPAs to assets is below the Peer Group average. WFD’s ROA was also below the Peer Group average, notwithstanding WFD’s high tangible equity-to-assets ratio of 17.8% which was the result of the second-step conversion completed in January 2007. As of December 31, 2010, WFD reported total assets of $1.2 billion and a ROA of 0.25% for the latest twelve month period.

•

New Hampshire Thrift Bancshares of New Hampshire (“NHTB”). NHTB operates through 27 branch offices in central New Hampshire. NHTB’s balance sheet included a similar loans-to-assets ratio to the Peer Group and NHTBs’ tangible equity/assets ratio reflects greater leverage (6.4% ratio) than Naugatuck Valley on a pro forma basis. As of December 31,, 2010 NHTB reported total assets of $995 million and a ROAA of 0.81% for the latest twelve month period, which was modestly above the Peer Group average.

•

Ocean Shore Holding Co. of NJ (“OSHC”). OSHC operates 10 offices through two counties in eastern New Jersey. OSHC maintains the highest percentage of 1-4 family loans which also equates to a low risk weighted assets ratio. OSHC also maintained the lowest NPAs to assets ratio, due to its less diversified loan portfolio. OSHS operates with a tangible equity to assets equal to 11.8% which falls within the range of the Peer Group average and median which was enhanced by the recent second-step conversion completed in December 2009. OSHC reported assets of $838 million as of September 30, 2010 and a ROA of 0.68% for the latest twelve month period.

•

TF Financial Corporation of PA (“THRD”). THRD operates 14 branches in the Philadelphia metropolitan area. THRD maintained a ratio of NPAs to assets which was well above the average for the Peer Group thereby enhancing the comparability to the Company. At December 31, 2010 THRD reported total assets of $692 million, a tangible equity-to-assets ratio of 10.0% and a 12 month ROA of 0.47%.

•	Chicopee Bancorp of MA (“CBNK”). CBNK operates 8 branches in the western Massachusetts. CBNK maintained a ratio of NPAs to assets which was comparable to

RP® Financial, LC.	PEER GROUP ANALYSIS III.5

the average for the Peer Group. At December 31, 2010 CBNK reported total assets of $574 million, a tangible equity-to-assets ratio of 16.0% and a 12 month ROA of 0.08%.

•

Hampden Bancorp of Massachusetts (“HBNK”). HBNK operates through 9 offices in western Massachusetts. HBNK’s NPAs to assets ratio was above the Peer Group average, due to its diversified loan portfolio and high risk weighted assets ratio. HBNK also reported a tangible equity-to-assets ratio of 16.3% that was also above the Peer Group average. HBNK reported total assets of $1.6 billion and notwithstanding a very strong level of capital, HBNK’s ROA of 0.06% for the twelve months ended September 30, 2010, which is the lowest of any of the Peer Group companies.

•

Central Bancorp of MA (“CEBK”). CEBK operates 11 branches in the Boston metropolitan area. CEBK maintained a ratio of NPAs to assets which was well above the average for the Peer Group thereby enhancing the comparability to the Company. Additionally, CEBK emphasizes high risk weight lending including primarily commercial real estate lending. At September 30, 2010 CEBK reported total assets of $526 million, a tangible equity-to-assets ratio of 8.4% and a 12 month ROA of 0.41%.

•

Newport Bancorp, Inc. of RI (“NFSB”) NFSB operates six full service banking offices in southern Rhode Island and southeastern Connecticut and maintains total assets of $450 million. Asset quality is very strong and NPAs are at minimal levels, while the tangible equity/assets ratio is above the Peer Group average reflecting the standard conversion offering in July 2006. . At December 31, 2010 NFSB reported total assets of $450 million, a tangible equity-to-assets ratio of 11.1% and a 12 month ROA of 0.40%.

•

Mayflower Bancorp, Inc, of Massachusetts (“MFLR”) MFLR has the smallest asset total of the Peer Group at $249 million and operates through 8 offices in eastern Massachusetts. At September 30, 2010, MFLR maintained a tangible equity-to-assets ratio of 8.5% which was below the Peer Group average and an ROA of 0.54%, which was above the Peer Group average.

In the aggregate, the Peer Group companies maintain a slightly higher tangible equity level in comparison to the industry average (12.02% of assets versus 10.72% for all public companies) and generate a higher level of core profitability (0.35% of average assets for the Peer Group versus a loss of 0.07% of average assets for all public companies). Accordingly, the Peer Group companies have a positive average core ROE, whereas all public companies have an average core ROE of less than 1% (3.25% for the Peer Group versus 0.47% for all public companies). Overall, the Peer Group’s pricing ratios were at a modest premium to all publicly traded thrift institutions on a P/TB and P/A basis and approximated all publicly traded thrifts on a Price/Core earnings basis (however many public companies did not have meaningful core earnings multiples owing to their trailing twelve month loss position).

RP® Financial, LC.	PEER GROUP ANALYSIS III.6

	All
	Public-Thrifts		Peer Group

Financial Characteristics (Averages)
Assets ($Mil)	$2,908		$772
Market Capitalization ($Mil)	$361		$98
Tangible Equity/Assets (%)	10.72%		12.02%
Core Return on Average Assets (%)	(0.07%)		0.35%
Core Return on Average Equity (%)	0.47%		3.25%

Pricing Ratios (Averages)(1)
Price/Core Earnings (x)	18.19	x	19.97	x
Price/Tangible Book (%)	89.64%		99.29%
Price/Assets (%)	9.49%		11.56%

(1)	Based on market prices as of February 4, 2010.

The thrifts selected for the Peer Group were relatively comparable to Naugatuck Valley in terms of all of the selection criteria and are considered the “best fit” group. While there are many similarities between Naugatuck Valley and the Peer Group on average, there are some notable differences that lead to valuation adjustments. The following comparative analysis highlights key similarities and differences between Naugatuck Valley and the Peer Group.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Naugatuck Valley and the Peer Group, reflecting balances as of December 31, 2010, for the Company and the Peer Group, respectively. On a reported basis, Naugatuck Valley’s equity-to-assets ratio of 9.2% was below the Peer Group’s average equity/assets ratio of 12.4%. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 9.2% and 12.0%, respectively. The more modest differential in the tangible equity ratios reflects the higher proportion of goodwill and other intangible assets for the Peer Group on average in comparison to Naugatuck Valley which did not have intangible assets on its balance sheet. On a pro forma basis, Naugatuck Valley’s reported and tangible equity ratios may approximate to modestly exceed the Peer Group’s average ratios based on current market conditions and the estimated offering range. Both the Company and the Peer Group currently maintain surpluses with respect to their respective regulatory capital requirements.

RP® Financial, LC.	PEER GROUP ANALYSIS III.7

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of December 31, 2010

		Balance Sheet as a Percent of Assets
		Cash &	MBS &				Borrowed	Subd.	Net	Goodwill	Tng Net
		Equivalents	Invest	BOLI	Loans	Deposits	Funds	Debt	Worth	& Intang	Worth

Naugatuck Valley Financial
December 31, 2010		2.5%	9.4%	1.6%	83.3%	71.4%	18.1%	0.0%	9.2%	0.0%	9.2%

All Public Companies
Averages		6.4%	20.3%	1.4%	66.6%	72.7%	13.9%	0.5%	11.7%	0.8%	10.9%
Medians		5.3%	18.5%	1.4%	68.7%	72.9%	13.1%	0.0%	10.8%	0.1%	9.9%

State of CT
Averages		4.4%	20.0%	1.2%	68.4%	71.4%	14.6%	0.4%	12.1%	2.5%	9.7%
Medians		5.0%	16.3%	1.2%	69.0%	70.6%	16.7%	0.4%	9.4%	1.0%	8.8%

Comparable Group
Averages		5.1%	20.8%	1.8%	68.3%	71.0%	15.1%	0.7%	12.4%	0.5%	12.0%
Medians		5.7%	19.5%	1.8%	71.0%	72.1%	12.8%	0.0%	11.5%	0.0%	11.5%

Comparable Group
CEBK	Central Bancorp of Somerville MA (1)	7.3%	7.1%	1.3%	81.4%	63.9%	24.4%	2.2%	8.8%	0.4%	8.4%
CBNK	Chicopee Bancorp, Inc. of MA	6.3%	13.0%	2.3%	75.3%	68.3%	15.6%	0.0%	16.0%	0.0%	16.0%
HBNK	Hampden Bancorp, Inc. of MA (1)	6.9%	19.3%	1.8%	69.5%	72.3%	10.4%	0.0%	16.3%	0.0%	16.3%
MFLR	Mayflower Bancorp, Inc. of MA (1)	6.6%	37.2%	0.0%	49.5%	89.1%	1.8%	0.0%	8.5%	0.0%	8.5%
NHTB	NH Thrift Bancshares of NH	3.3%	21.0%	1.0%	68.0%	78.2%	9.3%	2.1%	9.3%	2.9%	6.4%
NFSB	Newport Bancorp, Inc. of RI	2.1%	11.7%	2.4%	79.2%	58.1%	30.1%	0.0%	11.1%	0.0%	11.1%
OSHC	Ocean Shore Holding Co. of NJ (1)	11.7%	3.8%	1.8%	79.9%	72.0%	13.1%	1.8%	11.8%	0.0%	11.8%
THRD	TF Financial Corp. of Newtown PA	1.1%	19.8%	2.6%	72.5%	79.5%	9.0%	0.0%	10.7%	0.7%	10.0%
UBNK	United Financial Bancorp of MA	5.2%	22.3%	1.8%	67.3%	72.1%	12.4%	0.5%	14.0%	0.5%	13.5%
WFD	Westfield Financial Inc. of MA	0.9%	53.0%	3.2%	40.5%	56.5%	24.9%	0.0%	17.8%	0.0%	17.8%

		Balance Sheet Annual Growth Rates							Regulatory Capital
			MBS, Cash &			Borrows.	Net	Tng Net
		Assets	Investments	Loans	Deposits	& Subdebt	Worth	Worth	Tangible	Core	Reg.Cap.

Naugatuck Valley Financial
December 31, 2010		2.03%	17.50%	0.05%	6.55%	-13.57%	3.88%	3.88%	8.04%	8.04%	11.85%

All Public Companies
Averages		5.44%	13.90%	1.77%	8.13%	-14.42%	2.57%	2.68%	10.72%	10.72%	18.48%
Medians		1.83%	8.60%	-0.96%	5.71%	-12.06%	2.32%	2.20%	9.56%	9.56%	16.76%

State of CT
Averages		6.76%	8.40%	6.34%	7.16%	-2.45%	4.35%	1.92%	NA	NA	14.80%
Medians		4.55%	4.73%	2.26%	5.30%	-6.80%	4.65%	5.31%	0.00%	0.00%	14.80%

Comparable Group
Averages		2.18%	5.93%	0.47%	5.12%	-14.45%	4.73%	5.13%	9.56%	9.56%	17.12%
Medians		2.08%	2.27%	1.15%	6.25%	-11.23%	0.68%	0.73%	9.56%	9.56%	17.12%

Comparable Group
CEBK	Central Bancorp of Somerville MA (1)	-2.74%	22.39%	-6.25%	-1.49%	-8.66%	7.11%	7.50%	NA	NA	16.71%
CBNK	Chicopee Bancorp, Inc. of MA	5.43%	25.69%	1.65%	7.23%	6.53%	-2.43%	-2.43%	NA	NA	NA
HBNK	Hampden Bancorp, Inc. of MA (1)	1.31%	6.88%	-1.13%	6.54%	-20.99%	-2.65%	-2.65%	NA	NA	NA
MFLR	Mayflower Bancorp, Inc. of MA (1)	-0.14%	-2.28%	1.00%	2.34%	-58.63%	5.15%	5.23%	NA	NA	NA
NHTB	NH Thrift Bancshares of NH	3.37%	-8.99%	8.72%	5.96%	-13.79%	5.26%	8.70%	NA	NA	NA
NFSB	Newport Bancorp, Inc. of RI	-2.00%	-18.52%	1.29%	-0.34%	-4.41%	-3.28%	-3.28%	NA	NA	NA
OSHC	Ocean Shore Holding Co. of NJ (1)	12.86%	NM	2.19%	13.27%	-5.92%	47.35%	47.35%	NA	NA	NA
THRD	TF Financial Corp. of Newtown PA	-3.13%	-0.79%	-5.48%	-0.47%	-22.75%	2.54%	2.71%	9.56%	9.56%	17.53%
UBNK	United Financial Bancorp of MA	2.84%	26.74%	-4.39%	10.05%	-23.00%	-1.19%	-1.24%	NA	NA	NA
WFD	Westfield Financial Inc. of MA	4.04%	2.27%	7.09%	8.08%	7.12%	-10.54%	-10.54%	NA	NA	NA

(1)	Financial information is for the quarter ending September 30, 2010.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.8

The increase in Naugatuck Valley’s pro forma equity position will be favorable from an interest rate risk perspective and in terms of posturing for future earnings growth as the net proceeds are reinvested and leveraged pursuant to the Company’s intended moderate growth strategy. The Company’s business plan, which is focused on increasing earnings through ongoing business line/balance sheet restructuring and growth through possible de novo branching and acquisition is a positive factor with respect to the use the intended use of proceeds. At the same time, many of the Peer Group companies have adopted similar strategies and the implementation of strategies by Naugatuck Valley to increase earnings and ROE is subject to both execution risk and the overall market environment.

The interest-earning asset (“IEA”) composition for the Company and the Peer Group reflects differences in terms of the proportion of loans, as Naugatuck Valley’s ratio of loans/assets of 83.3% modestly exceeded the Peer Group average ratio of 68.3%. Conversely, Naugatuck Valley’s level of cash and investments equal to 11.9% of assets was below the comparable Peer Group average of 25.9%. The higher ratio of loans reflects the impact of the Company’s efforts to increase the loan portfolio overall and the commercial mortgage portfolio in particular. Overall, it is Naugatuck Valley’s preference to deploy funds into higher yielding loans while maintaining the cash and investment portfolio primarily for liquidity purposes. Overall, Naugatuck Valley’s interest-earning assets amounted to 95.2% of assets, which modestly exceeded the Peer Group’s average ratio of 94.2%. Both the Company’s and the Peer Group’s IEA ratios exclude BOLI as an interest-earning asset. On a pro forma basis immediately following the Second Step Conversion, a portion of the proceeds will initially be invested into Federal funds or shorter term investment securities increasing the relative proportion of cash and investments for the Company in comparison to the Peer Group over the short term.

Naugatuck Valley’s funding liabilities are broadly similar to the Peer Group’s funding liabilities. In this regard, the Company’s deposits equaled 71.4% of assets, which fell between the Peer Group average and median ratios of 71.0% and 72.1%, respectively. Reflecting the Company’s modestly lower level of capital which requires it to fund a greater proportion of assets out of interest-bearing liabilities (“IBL”), borrowings were modestly higher than the Peer Group’s average ratio equal to 18.1% and 15.8% (inclusive of subordinated debt), respectively. Total IBL maintained as a percent of assets equaled 89.5% and 86.1% for Naugatuck Valley and the Peer Group, respectively, reflecting the Company’s lower equity position. The ratio of IBL will be reduced on a post-offering basis as the Company funds a greater portion of its operations with equity.

RP® Financial, LC.	PEER GROUP ANALYSIS III.9

A key measure of balance sheet strength for a financial institution is IEA/IBL ratio, with higher ratios often facilitating stronger profitability levels, depending on the overall asset/liability mix. Presently, the Company’s IEA/IBL ratio of 106.4% is below the Peer Group’s average ratio of 109.4%. The additional capital realized from stock proceeds will considerably increase the IEA/IBL ratio, as the net proceeds realized from Naugatuck Valley’s stock offering are expected to be reinvested into interest-earning assets and the increase in the Company’s equity position will result in a lower level of interest-bearing liabilities funding assets.

Naugatuck Valley posted similar 12 month asset growth than the Peer Group, at 2.03% and 2.18%, respectively. The comparatively modest asset growth measures for both may be reflective of limited loan demand by strong borrowers in a recessionary economic environment as loan growth was nominal at less than 1% for both the Company and the Peer Group while cash and investments both increased at a comparatively faster pace.

The Company’s deposit growth rate approximated the Peer Group average as Naugatuck Valley’s deposits increased by 6.55% as compared to an average deposit growth rate of 5.12% for the Peer Group. A portion of the deposit growth achieved by Naugatuck Valley was utilized to repay borrowings, which diminished at a 13.57% rate versus borrowings shrinkage of 14.45% for the Peer Group on average. As discussed in Section One, the Company’s deposit growth has been supported by expansion of the office network and deposit pricing strategies designed to achieve targeted deposit growth objectives. The Company’s equity increased only slightly during the twelve month period, falling below Peer Group’s modest growth. The Company’s post-conversion equity growth rate will initially be constrained by maintenance of a comparatively higher pro forma equity position.

Income and Expense Components

Table 3.3 shows comparative income statement measures for Naugatuck Valley and the Peer Group, reflecting earnings for the fiscal year ended December 31, 2010 for Naugatuck Valley and for the twelve months ended December 31, 2010 or September 30, 2010 for the Peer Group. Naugatuck Valley reported a net income to average assets ratio of 0.25% versus the Peer Group’s ratio of 0.44% based on both average and median. The Company’s lower operating returns primarily reflect the impact of higher loan loss provisions as well as non-

RP® Financial, LC.	PEER GROUP ANALYSIS III.10

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended December 31, 2010

			Net Interest Income					Other Income				G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
						Loss	NII				Total								MEMO:	MEMO:
		Net				Provis.	After	Loan	R.E.	Other	Other	G&A	Goodwill	Net	Extrao.	Yield	Cost	Yld-Cost	Assets/	Effective
		Income	Income	Expense	NII	on IEA	Provis.	Fees	Oper.	Income	Income	Expense	Amort.	Gains	Items	On Assets	Of Funds	Spread	FTE Emp.	Tax Rate

Naugatuck Valley Financial
December 31, 2010		0.25%	4.92%	1.77%	3.15%	0.58%	2.57%	0.00%	0.00%	0.56%	0.56%	2.61%	0.00%	-0.13%	0.00%	5.39%	1.99%	3.40%	$4,148	36.36%

All Public Companies
Averages		0.10%	4.63%	1.62%	3.01%	0.78%	2.22%	0.02%	-0.08%	0.87%	0.81%	2.80%	0.05%	0.09%	0.00%	4.95%	1.85%	3.10%	$5,789	30.52%
Medians		0.40%	4.65%	1.61%	3.01%	0.49%	2.45%	0.00%	0.00%	0.60%	0.55%	2.75%	0.00%	0.03%	0.00%	4.96%	1.85%	3.15%	$4,571	31.32%

State of CT
Averages		0.30%	4.33%	1.48%	2.85%	0.25%	2.60%	0.00%	-0.01%	0.90%	0.89%	2.91%	0.04%	-0.06%	0.00%	4.73%	1.71%	3.02%	$4,050	26.67%
Medians		0.31%	4.26%	1.73%	2.89%	0.24%	2.68%	0.00%	-0.01%	0.83%	0.82%	2.98%	0.02%	-0.05%	0.00%	4.67%	1.98%	3.07%	$4,050	27.39%

Comparable Group
Averages		0.44%	4.57%	1.43%	3.14%	0.33%	2.81%	0.00%	-0.01%	0.47%	0.46%	2.74%	0.01%	0.11%	0.00%	4.84%	1.66%	3.18%	$4,539	27.99%
Medians		0.44%	4.74%	1.44%	3.22%	0.22%	2.84%	0.00%	-0.01%	0.45%	0.45%	2.81%	0.00%	0.04%	0.00%	4.98%	1.72%	3.28%	$4,518	31.84%

Comparable Group
CEBK	Central Bancorp of Somerville MA (1)	0.41%	5.12%	1.75%	3.37%	0.18%	3.19%	0.00%	0.00%	0.31%	0.31%	2.86%	0.00%	-0.07%	0.00%	5.34%	1.92%	3.42%	$5,106	27.23%
CBNK	Chicopee Bancorp, Inc. of MA	0.08%	4.45%	1.44%	3.02%	0.22%	2.80%	0.00%	0.00%	0.46%	0.45%	3.24%	0.00%	0.03%	0.00%	4.72%	1.73%	2.99%	NM	NM
HBNK	Hampden Bancorp, Inc. of MA (1)	0.06%	4.75%	1.61%	3.14%	0.66%	2.48%	0.00%	-0.01%	0.46%	0.45%	2.96%	0.00%	0.06%	0.00%	4.95%	1.94%	3.01%	$5,463	NM
MFLR	Mayflower Bancorp, Inc. of MA (1)	0.54%	4.33%	0.93%	3.40%	0.14%	3.26%	0.05%	-0.05%	0.44%	0.45%	3.16%	0.01%	0.30%	0.00%	4.64%	1.02%	3.62%	$3,657	36.26%
NHTB	NH Thrift Bancshares of NH	0.81%	3.95%	1.00%	2.95%	0.22%	2.73%	0.00%	0.01%	0.63%	0.63%	2.55%	0.05%	0.41%	0.00%	4.28%	1.11%	3.16%	NM	30.84%
NFSB	Newport Bancorp, Inc. of RI	0.40%	4.96%	1.62%	3.34%	0.21%	3.13%	0.00%	-0.01%	0.54%	0.52%	3.03%	0.00%	-0.03%	0.00%	5.32%	1.84%	3.48%	NM	33.14%
OSHC	Ocean Shore Holding Co. of NJ (1)	0.68%	4.84%	1.80%	3.04%	0.15%	2.89%	0.00%	0.01%	0.42%	0.42%	2.21%	0.00%	0.00%	0.00%	5.08%	2.07%	3.01%	NM	38.66%
THRD	TF Financial Corp. of Newtown PA	0.47%	4.73%	1.44%	3.29%	0.60%	2.70%	-0.01%	-0.03%	0.45%	0.41%	2.61%	0.00%	0.13%	0.00%	5.02%	1.63%	3.39%	$3,930	23.84%
UBNK	United Financial Bancorp of MA	0.65%	4.78%	1.36%	3.42%	0.15%	3.28%	0.00%	0.00%	0.62%	0.62%	2.75%	0.01%	-0.06%	0.00%	5.05%	1.60%	3.45%	NM	32.85%
WFD	Westfield Financial Inc. of MA	0.25%	3.77%	1.37%	2.40%	0.73%	1.67%	0.00%	-0.03%	0.34%	0.31%	2.05%	0.00%	0.32%	0.00%	3.99%	1.72%	2.27%	NM	1.15%

(1)	Financial information is for the quarter ending September 30, 2010.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.11

recurring merger related expenses reported by Naugatuck Valley in recent periods as the key components of core earnings were similar to favorable for the Company.

The Company’s interest income to average assets exceeded the Peer Group average while the ratio of interest expense was also higher in comparison to the Peer Group. Overall, the Company’s ratio of net interest income to average assets, equal to 3.15% fell between the Peer Group average and median ratios of 3.14% and 3.22%, respectively. The Company’s comparable interest income ratio, notwithstanding a higher yield on interest-earning assets (5.39% versus which exceeds the Peer Group average and median of 4.84% and 4.98%, respectively), may be partially reflective of the Company’s higher ratio of loans-to-assets. The Company’s interest expense ratio to average assets, 1.77% versus 1.43% of average assets for the Peer Group, reflects the Company’s higher IBL ratio and the impact of Naugatuck Valley’s efforts to expand the deposit portfolio by in part, competing on a pricing basis for deposit funds.

Non-interest operating income is a higher contributor to Naugatuck Valley’s earnings relative to the Peer Group, at 0.56% and 0.46%. In this regard, the recent mortgage banking initiative has bolstered non-interest income to levels above the Peer Group average.

In another key area of core earnings strength, the Company maintained a modestly lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 2.61% and 2.74%, respectively. On a post-offering basis, the Company’s operating expenses can be expected to increase with the incremental cost of the stock-based benefit plans as well as the planned branching initiatives which are currently underway. At the same time, continued balance sheet growth and reinvestment of the offering proceeds should largely offset the anticipated expense increase as a percent of average assets.

Naugatuck Valley’s efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 70.2% is more favorable than the Peer Group’s ratio of 76.1%, as the Company’s as the Company generated a higher level of non-interest income and maintained a favorable operating expense ratio. On a post-offering basis, the Company’s efficiency ratio may improve marginally with the reinvestment of the offering proceeds, and thus remain at an advantage.

Loan loss provisions are at high levels relative to the historical averages reflecting the increasing level of NPAs for both the Company and the Peer Group. Specifically, loan loss provisions equaled 0.58% of average assets for Naugatuck Valley for the fiscal year ended

RP® Financial, LC.	PEER GROUP ANALYSIS III.12

December 31, 2010, which exceeds the Peer Group average of 0.33% of average assets. While the Company is anticipating that its loan loss provisions may be lower in the future, estimating the level of future loan loss provisions is difficult in the current operating environment and may be predicated on the stabilization of Naugatuck Valley’s credit quality ratios among other factors.

Net non-operating expenses totaled 0.13% for Naugatuck Valley and primarily consisted of expenses related to the terminated merger with Southern Connecticut Bancorp. The Peer Group reported net non-operating expense equal to 0.11% of average assets, which was largely comprised of net losses on the sale of loans and investments.

The Company’s effective tax rate for the last 12 months of 36.36% is modestly above the Peer Group average of 27.99%. The Company expects that its effective tax rate will continue to approximate the recent historical level over the near term and thus remain at a comparative disadvantage relative to the Peer Group

Loan Composition

Table 3.4 presents the most recent data related to the Company’s and the Peer Group’s loan portfolio compositions, as well as data pertaining to investment in mortgage-backed securities, loans serviced for others, and risk-weighted assets. The Company’s loan portfolio composition reflected a similar concentration of 1-4 family permanent mortgage loans and mortgage-backed securities as maintained by the Peer Group (51.4% of assets versus 54.0% for the Peer Group). The Company’s ratio of residential loans was supported by a higher concentration of 1-4 family permanent mortgage loans (44.7% for the Company versus an average of 39.5% for the Peer Group) as the Company’s ratio of mortgage-backed securities was below the Peer Group average (6.7% for Naugatuck Valley versus an average of 14.5% of assets for the Peer Group). Loan servicing activities as indicated by the balance of loans serviced for others and the servicing intangible are relatively limited for both the Company and the Peer Group though the Company’s secondary market activities are targeted to increase subject to the success of the recent mortgage banking initiative.

The data reflects that the Company’s lending activities show slightly greater diversification in multi-family and commercial mortgage lending. Specifically, multi-family and commercial mortgage loans represented 28.2% of assets for the Company versus an average

RP® Financial, LC.	PEER GROUP ANALYSIS III.13

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of December 31, 2010

		Portfolio Composition as a Percent of Assets
Institution		MBS	1-4 Family	Constr. & Land	5+Unit Comm RE	Commerc. Business	Consumer	RWA/ Assets	Serviced For Others	Servicing Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)

Naugatuck Valley Financial		6.68%	44.71%	5.44%	28.20%	6.11%	0.24%	75.26%	$41,251	$364

All Public Companies
Averages		12.17%	34.22%	4.31%	21.95%	4.35%	2.17%	63.52%	$670,329	$5,172
Medians		10.99%	33.80%	3.40%	20.42%	3.36%	0.55%	63.93%	$39,405	$109

State of CT
Averages		12.96%	34.34%	3.42%	19.42%	7.88%	0.45%	62.25%	$122,495	$355
Medians		9.31%	38.27%	2.92%	21.98%	5.03%	0.30%	60.46%	$88,885	$280

Comparable Group
Averages		14.50%	39.47%	2.84%	20.99%	4.90%	0.91%	65.29%	$78,877	$345
Medians		12.04%	36.71%	2.42%	21.48%	4.08%	0.48%	62.84%	$64,485	$160

Comparable Group
CEBK	Central Bancorp of Somerville MA (1)	3.77%	40.06%	0.17%	41.00%	0.64%	0.21%	85.54%	$80	$0
CBNK	Chicopee Bancorp, Inc. of MA	0.80%	31.88%	6.39%	24.40%	13.00%	0.62%	78.84%	$76,380	$297
HBNK	Hampden Bancorp, Inc. of MA (1)	17.27%	33.37%	2.74%	23.82%	5.97%	4.71%	67.86%	$52,590	$0
MFLR	Mayflower Bancorp, Inc. of MA (1)	20.43%	32.86%	4.27%	10.92%	2.19%	0.59%	54.47%	$87,740	$541
NHTB	NH Thrift Bancshares of NH	13.27%	42.43%	1.86%	14.79%	6.27%	0.87%	60.37%	$359,770	$1,499
NFSB	Newport Bancorp, Inc. of RI	10.46%	50.21%	1.86%	27.50%	0.36%	0.06%	65.32%	$3,720	$0
OSHC	Ocean Shore Holding Co. of NJ (1)	1.43%	70.65%	2.10%	6.84%	0.65%	0.08%	52.13%	$3,390	$22
THRD	TF Financial Corp. of Newtown PA	10.81%	50.97%	4.77%	19.14%	0.78%	0.37%	60.21%	$107,580	$637
UBNK	United Financial Bancorp of MA	17.29%	31.97%	3.40%	24.90%	7.89%	1.34%	74.02%	$87,880	$456
WFD	Westfield Financial Inc. of MA	49.48%	10.30%	0.81%	16.54%	11.23%	0.24%	54.18%	$9,640	$0

(1)	Financial information is for the quarter ending September 30, 2010.

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.14

of 21.0% for the Peer Group. Other areas of high risk-weight lending were relatively similar for the Company and the Peer Group. Specifically, Naugatuck Valley and the Peer Group maintained modest percentages of construction loans (5.4% of assets for the Company versus 2.8% for the Peer Group) and business loans (6.1% of assets for the Company versus an average of 4.9% for the Peer Group). Consumer loans, excluding home equity loans which are included in the 1-4 family residential mortgage totals, amounted to less than 1% of assets for the Company and the Peer Group. Reflecting the Company’s high proportion of loans overall and the greater level of commercial mortgages, the Company’s risk-weighted assets-to-assets ratio equaled 75.3% versus an average of 65.3% for the Peer Group.

Credit Risk

The ratio of NPAs/assets equaled 3.22% for the Company versus an average of 1.38% for the Peer Group, as shown in Table 3.5. Moreover, to place the Company’s ratio of NPAs into perspective, it should be noted that the average ratio for all publicly traded thrifts equaled 4.70% of assets. It should be noted that the majority of the Company’s NPAs are concentrated in non-performing loans (“NPLs”) and, as a result, there remains an increased propensity for loss in the event of the foreclosure process is prolonged.

The Company maintained a higher level of loss reserves as a percent of loans but much lower reserve coverage in relation to NPLs and NPAs. Specifically, the Company’s ratio of reserves/loans equaled 1.33% versus an average of 1.15% for the Peer Group. The Company’s higher ratio is warranted by the Company’s higher credit risk profile and higher level of NPAs. In terms of the reserve coverage ratio relative to NPAs and 90+ day delinquent loans, the Company’s ratio of 34.2% is well below the Peer Group average and median ratios of 132.69% and 82.84%, respectively.

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Naugatuck Valley interest rate risk characteristics were considered to be slightly less favorable than the Peer Group’s, as implied by the Company’s lower tangible equity-to-assets and IEA/IBL ratios. The Company’s non-interest earning assets were modestly below the Peer Group average. On a

RP® Financial, LC.	PEER GROUP ANALYSIS III.15

Table 3.5

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of December 31, 2010 or Most Recent Date Available

			NPAs &				Rsrves/
		REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
Institution		Assets	Assets	Loans	Loans	NPLs	90+Del	Chargoffs	Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)

Naugatuck Valley Financial		0.07%	3.22%	3.73%	1.33%	35.74%	34.92%	$963	0.20%

All Public Companies
Averages		0.50%	4.70%	5.33%	1.78%	49.36%	40.31%	$1,487	0.71%
Medians		0.17%	3.22%	4.20%	1.49%	40.23%	34.63%	$450	0.24%

State of CT
Averages		0.14%	1.01%	1.10%	1.03%	73.81%	55.36%	$161	0.18%
Medians		0.15%	1.01%	1.10%	0.99%	73.81%	55.36%	$152	0.09%

Comparable Group
Averages		0.20%	1.38%	1.61%	1.15%	144.45%	132.69%	$364	0.25%
Medians		0.04%	0.94%	1.29%	1.04%	85.66%	82.84%	$272	0.08%

Comparable Group
CEBK	Central Bancorp of Somerville MA (1)	0.00%	3.42%	3.76%	0.84%	22.40%	21.46%	$3	0.00%
CBNK	Chicopee Bancorp, Inc. of MA	0.05%	1.11%	1.38%	1.01%	70.60%	67.42%	$298	0.27%
HBNK	Hampden Bancorp, Inc. of MA (1)	0.18%	2.52%	3.55%	1.56%	44.05%	42.43%	$286	0.00%
MFLR	Mayflower Bancorp, Inc. of MA (1)	0.56%	0.97%	NA	1.06%	NA	NA	$19	-0.01%
NHTB	NH Thrift Bancshares of NH	0.01%	0.79%	1.20%	1.44%	128.29%	127.40%	$258	0.15%
NFSB	Newport Bancorp, Inc. of RI	0.02%	0.17%	0.19%	1.02%	518.67%	451.74%	$4	0.00%
OSHC	Ocean Shore Holding Co. of NJ (1)	0.01%	0.48%	0.59%	0.60%	100.71%	98.27%	$70	0.04%
THRD	TF Financial Corp. of Newtown PA	1.08%	3.10%	NA	1.63%	NA	NA	$778	0.61%
UBNK	United Financial Bancorp of MA	0.10%	0.91%	1.37%	0.93%	65.66%	60.84%	$310	0.11%
WFD	Westfield Financial Inc. of MA	0.02%	0.34%	0.82%	1.36%	205.23%	191.92%	$1,609	1.30%

(1)	Financial information is for the quarter ending September 30, 2010.

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.16

Table 3.6

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of December 31, 2010 or Most Recent Date Available

		Balance Sheet Measures
				Non-Earn.	Quarterly Change in Net Interest Income
		Equity/	IEA/	Assets/
Institution		Assets	IBL	Assets	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)

Naugatuck Valley Financial		9.2%	106.4%	4.8%	-13	-4	4	6	21	17

All Public Companies		10.9%	107.4%	6.6%	-2	0	1	4	6	9
State of CT		9.7%	107.6%	7.2%	-3	-1	5	13	-6	8

Comparable Group
Averages		12.0%	108.8%	5.7%	-6	-7	1	5	11	11
Medians		11.5%	107.8%	5.5%	-6	-7	0	4	9	13

Comparable Group
CEBK	Central Bancorp of Somerville MA (1)	8.4%	105.8%	4.2%	NA	-2	12	16	14	29
CBNK	Chicopee Bancorp, Inc. of MA	16.0%	112.7%	5.4%	-1	-13	5	8	21	-10
HBNK	Hampden Bancorp, Inc. of MA (1)	16.3%	115.7%	4.3%	NA	-7	6	-1	12	13
MFLR	Mayflower Bancorp, Inc. of MA (1)	8.5%	102.6%	6.7%	NA	4	-3	5	33	6
NHTB	NH Thrift Bancshares of NH	6.4%	103.1%	7.7%	-20	-30	-4	9	5	17
NFSB	Newport Bancorp, Inc. of RI	11.1%	105.5%	7.0%	8	5	12	3	14	11
OSHC	Ocean Shore Holding Co. of NJ (1)	11.8%	109.7%	4.6%	NA	-16	-2	-4	-2	17
THRD	TF Financial Corp. of Newtown PA	10.0%	105.5%	6.6%	2	2	2	2	5	12
UBNK	United Financial Bancorp of MA	13.5%	111.5%	5.1%	-10	-7	-6	29	4	13
WFD	Westfield Financial Inc. of MA	17.8%	116.0%	5.6%	-14	-8	-13	-18	4	4

(1)	Financial information is for the quarter ending September 30, 2010.

NA=Change is greater than 100 basis points during the quarter.

Source: SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe

RP® Financial, LC.	PEER GROUP ANALYSIS III.17

pro forma basis, the infusion of stock proceeds should serve to improve these ratios relative to the Peer Group.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Naugatuck Valley and the Peer Group. In general, the relative fluctuations in the Company’s and the Peer Group’s net interest income to average assets ratios were considered to be slightly greater than the Peer Group average but well within the range of the Peer Group companies individually and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, Naugatuck Valley’s and the Peer Group were viewed as maintaining a similar degree of interest rate risk exposure in their respective net interest margins. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level interest rate sensitive liabilities funding Naugatuck Valley’s assets.

Summary

Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Naugatuck Valley. In those areas where notable differences exist, we will apply appropriate valuation adjustments in the next section.

RP® Financial, LC.	VALUATION ANALYSIS IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The OTS written appraisal guidelines specifies the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Naugatuck Valley’s operations and financial condition; (2) monitor Naugatuck Valley’s operations and financial condition relative to the Peer Group to identify any fundamental

RP® Financial, LC.	VALUATION ANALYSIS IV.2

changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and Naugatuck Valley’s stock specifically; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Naugatuck Valley’s value, or Naugatuck Valley’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and

RP® Financial, LC.	VALUATION ANALYSIS IV.3

quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

•

Overall A/L Composition. In comparison to the Peer Group, the Company’s IEA composition showed a moderately lower concentration of cash and investments and a higher concentration of loans. In addition to the higher ratio of loans as a percent of assets, lending diversification into higher risk and higher yielding types of loans was more significant for the Company, which is shown in the higher risk weighted assets-to-assets ratio in comparison to the Peer Group’s ratio. Overall, in comparison to the Peer Group, the Company’s IEA composition provided for a higher yield earned on IEA. The Company’s IBL cost was higher than the Peer Group’s cost of funds, as the Company employed a competitive deposit pricing strategy and higher costing borrowed funds to a greater degree. The Company maintained a lower IEA/IBL ratio of 106.4%, versus 109.4% for the Peer Group on average. The anticipated use of proceeds should improve the Company’s IEA/IBL ratio, minimizing the disparity with the Peer Group.

•

Credit Quality. The Company has significantly higher credit risk with higher NPAs, lower reserve coverage and a higher concentration of loans in commercial real estate and construction loans. In view of the high proportion of NPLs relative to NPAs, the Company’s higher credit risk profile is expected to have a greater exposure to loss if the foreclosure process is prolonged.

•

Balance Sheet Liquidity. For the most recent period, the Company maintained a lower level of cash and investment securities relative to the Peer Group. Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as a portion of the proceeds will be initially retained in cash equivalent instruments as well as investment securities with laddered maturities pending the longer term deployment into loans. The Company’s future borrowing capacity was considered to be modestly less than the Peer Group’s capacity based on its higher utilization of borrowings in comparison to the Peer Group.

•

Funding Liabilities. The Company’s interest-bearing funding composition reflected a similar concentration of deposits and a slightly higher concentration of borrowings relative to the comparable Peer Group ratios. Total interest-bearing liabilities as a percent of assets was higher for the Company in comparison to the Peer Group. Following the stock offering, the increase in the Company’s equity position should serve to reduce the level of interest-bearing liabilities funding assets to a ratio more closely approximating the Peer Group’s ratio.

•

Tangible Equity. The Company currently operates with a lower equity-to-assets ratio than the Peer Group. However, following the stock offering, Naugatuck Valley’s pro forma capital position will likely approximate or modestly exceed the Peer Group's equity-to-assets ratio, depending upon the level of interest in the offering within the estimated valuation range. The Company’s increased pro forma equity will enhance the leverage capacity to levels approximating the Peer Group’s ability while the anticipated reduction

RP® Financial, LC.	VALUATION ANALYSIS IV.4

in the IBL ratio will enhance Naugatuck Valley’s comparability to the Peer Group.

On balance, while the Company’s capital and liquidity will be strengthened on a pro forma basis, the higher credit risk profile is the reason leading to a slight downward adjustment relative to the Peer Group.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of a financial institution’s earnings stream and the prospects and ability to generate future earnings, heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•

Reported Profitability. The Company reported lower earnings than the Peer Group based on an average return on average assets (“ROAA”) basis (0.25% of average assets versus 0.44% for the Peer Group). The Company’s lower returns were primarily attributable to higher loan loss provisions and non-operating expenses related to the termination of the Southern Connecticut Bancorp merger, as other key elements of core earnings were similar to favorable relative to the Peer Group averages. Reinvestment into IEA and leveraging of the pro forma equity position will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by implementation of additional stock benefit plans in connection with the Second-Step offering.

•

Core Profitability. The Company’s lower core profitability, notwithstanding favorable non-interest income and expense ratios, reflects the impact of the Company’s asset quality ratios on loan loss provisions. Although core profitability may improve on a pro forma basis, the improvement will be limited by low reinvestment rates, the impact of the costs of the new stock plans and potential branching initiatives, all of which will limit the pro forma benefit initially. Importantly, the Company appears to have momentum for core earnings growth as the level of net interest income has been expanding in recent periods, but future improvements to core earnings may be dependent upon asset quality trends and the level of loan loss provisions.

•

Interest Rate Risk. Quarterly changes in the net interest income ratio for the Company indicated a similar level of volatility. Other measures of interest rate risk such as the capital and the IEA/IBL ratios were less favorable for the Company, thereby indicating that the Company maintained a higher dependence on the yield-cost spread to sustain net interest income on a pre-conversion basis. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/IBL ratios that will be comparable to or exceed the Peer Group ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into IEA.

RP® Financial, LC.	VALUATION ANALYSIS IV.5

•

Credit Risk. As noted herein, given the higher level of NPAs and higher credit risk profile of the loan portfolio, the Company’s profitability is expected to continue to be subject to greater credit-related volatility relative to the Peer Group companies.

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the infusion of stock proceeds will increase the Company’s earnings growth potential with respect to increasing earnings through leverage. Second, while the Company has realized strong balance sheet growth up until this year while recent asset quality trends have led management to restrict growth in the current year and prospectively, over the short to intermediate term future.

•

Return on Equity. The Company’s pro forma return on equity based on core earnings (excluding net non-operating expenses but including trailing twelve month loan loss provisions) are lower than the Peer Group average and median. The ROE may be subject to increase over the near term given the momentum for core earnings growth as noted above.

On balance, Naugatuck Valley’s pro forma earnings strength was considered to be similar to the Peer Groups and thus, no adjustment was applied for profitability, growth and viability of earnings.

3.	Asset Growth

The Company’s asset growth rate for the most recent twelve month period approximated the Peer Group’s growth rate during the period covered in our comparative analysis, based on growth rates of 2.0% and 2.2%, respectively. Asset growth for the Company and the Peer Group was primarily channeled into cash and investments as loan growth was less than 1% for both Naugatuck Valley and the Peer Group. Importantly, while the Company has achieved strong asset growth rates in the past (prior to this year), management expects future growth and diversification will be moderated relative to the recent historical trend given the current economic and regulatory environment and as the Company seeks to address the recent increase in NPAs and loan loss provisions. On a pro forma basis, the Company’s tangible equity-to-assets ratio will approximate to modestly exceed the Peer Group's tangible equity-to-assets ratio, indicating equal to greater leverage capacity for the Company. On balance, no adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market

RP® Financial, LC.	VALUATION ANALYSIS IV.6

served. Naugatuck Valley’s primary market area for loans and deposits primarily consists of New Haven County and, to a lesser extent, Fairfield County in southern Connecticut where the Company maintains its branch network. Within this market, the Company faces significant competition for loans and deposits from larger financial institutions, which provide a broader array of services and have significantly larger branch networks.

Demographic and economic trends and characteristics in the Company’s primary market area are comparable to the primary market areas served by the Peer Group companies (see Exhibit III-4). In this regard, the total population of New Haven County is higher than the average of the Peer Group’s primary markets. The 2000-2010 population growth rates for New Haven County were also slightly higher at 3.3% versus an average of 3.1% for the Peer Group’s markets but well within the range of growth rates demonstrated by the Peer Group’s markets from 5.74% shrinkage to 9.62% growth. Per capita income levels in New Haven were slightly higher than the Peer Group’s markets but the deposit market share exhibited by the Company in New Haven County was below the Peer Group average and median. Unemployment rates for the markets served by the Peer Group companies were generally comparable to New Haven County.

On balance, we concluded that no adjustment was appropriate for the Company’s market area.

5.	Dividends

The Company currently pays a quarterly dividend of $0.03 per share. Naugatuck Valley has indicated its intention to continue to pay a quarter dividend of $0.03 per share or $0.12 per share annually, equal to a 1.50% dividend yield based on an $8.00 per share IPO price. However, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Eight of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.96% to 3.92%. The average dividend yield on the stocks of the Peer Group institutions was 1.66% as of February 4, 2011, representing an average payout ratio of 24.22% of core earnings. As of February 4, 2011, approximately 61% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an

RP® Financial, LC.	VALUATION ANALYSIS IV.7

average yield of 2.66%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

The Company’s indicated dividend policy provides for a similar dividend yield compared to the Peer Group’s average dividend yield, while the Company’s implied payout ratio of 39.47% of pro forma core earnings at the midpoint value is modestly above the Peer Group’s average payout ratio. The Company’s dividend capacity will be enhanced by the Second-Step Conversion and resulting increase in capital. Overall, we concluded that no adjustment was warranted for purposes of the Company’s dividend policy.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on NASDAQ or NYSE. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $18.7 million to $247.4 million as of February 4, 2011, with average and median market values of $98.3 million and $80.1 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.7 million to 28.2 million, with average and median shares outstanding of 8.1 million and 5.9 million, respectively. The Company’s Second-Step Conversion offering is expected to provide for pro forma shares outstanding that will be generally in the middle of the range of the shares outstanding indicated for the Peer Group companies. However, the market capitalization of the Company will be below the Peer Group average and median and at the lower end of the Peer Group range at the midpoint of the valuation range. Like all of the Peer Group companies, the Company’s stock will continue to be quoted on the NASDAQ following the second-step stock offering. Primarily based on the lower pro forma capitalization, we believe the post-Offering trading market will be modestly more limited than that of the Peer Group and have applied a slight downward adjustment for this factor.

7.	Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as Naugatuck Valley’s: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting

RP® Financial, LC.	VALUATION ANALYSIS IV.8

thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (C) the acquisition market for thrift franchises in Connecticut; and (D) the market for the public stock of Naugatuck Valley. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. More signs of the economy gaining strength sustained the positive trend in the broader stock market at the start of the second quarter of 2010. The Dow Jones Industrial Average (“DJIA”) closed above 11000 heading into mid-April, based on growing optimism about corporate earnings and a recovering economy. Fraud charges against Goldman Sachs halted a six day rally in the market in mid-April, as financial stocks led a one day sell-off in the broader market. The broader stock market generally sustained a positive trend during the second half of April, with encouraging first quarter earnings reports and favorable economic data supporting the gains. Financial stocks pulled the broader stock market lower at the end of April on news of a criminal investigation of Goldman Sachs. The sell-off in the stock market sharpened during the first week of May, largely on the basis of heightened concerns about possible ripple effects stemming from Greece’s credit crisis. Stocks surged after European Union leaders agreed to a massive bailout to prevent Greece’s financial troubles from spreading throughout the region, but then reversed course heading into the second half of May on continued worries about the fallout from Europe’s credit crisis and an unexpected increase in U.S. jobless claims. China’s promise not to unload its European debt sparked a one-day rally in late-May, which was followed by a lower close for the DJIA on the last trading day of May as a downgrade of Spain’s credit rekindled investors’ fears about Europe’s economy. Overall, it was the worst May for the DJIA since 1940. Volatility in the

RP® Financial, LC.	VALUATION ANALYSIS IV.9

broader stock market continued to prevail in early-June. A rebound in energy shares provided for the third biggest daily gain in the DJIA for 2010, which was followed by a one day decline of over 300 points in the DJIA as weaker than expected employment numbers for May sent the DJIA to a close below 10000. The DJIA rallied back over 10000 in mid-June, as stocks were boosted by upbeat comments from the European Central Bank, a rebound in energy stocks, tame inflation data and some regained confidence in the global economic recovery. Weak housing data for May and persistent worries about the global economy pulled stocks lower in late-June. The DJIA closed out the second quarter of 2010 at a new low for the year, reflecting a decline of 10% for the second quarter.

A disappointing employment report for June 2010 extended the selling during the first week of July. Following seven consecutive days of closing lower, the DJIA posted a gain as bargain hunters entered the market. Some strong earnings reports at the start of second quarter earnings season and upbeat data on jobs supported a seven day winning streak in the broader stock market and pushed the DJIA through the 10000 mark going into mid-July. Renewed concerns about the economy snapped the seven day winning streak in the DJIA, although losses in the broader stock market were pared on news that Goldman Sachs reached a settlement with the SEC. Stocks slumped heading into the second half of July, as Bank of America and Citigroup reported disappointing second quarter earnings and an early-July consumer confidence report showed that consumers were becoming more pessimistic. Favorable second quarter earnings supported a rally in the broader stock market in late-July, with the DJIA moving back into positive territory for the year. Overall, the DJIA was up 7.1% for the month of July, which was its strongest performance in a year.

Better-than-expected economic data helped to sustain the stock market rally at the beginning of August 2010, but stocks eased lower following the disappointing employment report for July. Stocks skidded lower heading into mid-August, as investors dumped stocks amid worries over slowing economic growth. The downturn in the broader stock market accelerated in the second half of August, as a number of economic reports for July showed the economy was losing momentum which more than overshadowed a pick-up in merger activity. The DJIA had its worst August in nearly a decade, with the DJIA showing a loss of over 4% for the month. Stocks rebounded in the first half of September, as a favorable report on manufacturing activity in August and a better-than-expected employment report for August supported gains in the broader stock market. News of more takeovers, robust economic growth in China and passage of new global regulations for how much capital banks must maintain

RP® Financial, LC.	VALUATION ANALYSIS IV.10

extended the rally into the third week of September, as the DJIA moved to a one month high. Despite a favorable report for August retail sales, worries about the European economy snapped a four day winning streak in the DJIA in mid-September. The DJIA closed higher for the third week in row heading into the second half of September, as stocks edged higher on positive earnings news coming out of the technology sector and merger activity. The positive trend in stock market continued for a fourth consecutive week in late-September, as investors viewed a rise in August business spending as a sign the recovery was on firmer ground. Stocks closed out the third quarter trading slightly lower on profit taking, but overall the DJIA showed a gain of 10.4% for the quarter and, thereby, reversing losses suffered in the second quarter.

Stocks leapt to a five-month high at the start of the fourth quarter of 2010, as investors responded to signals that the Federal Reserve was poised to step in to prop up the U.S. economy. September employment data, which showed a loss of jobs and no change in the unemployment rate, translated into a mixed trading market ahead of third quarter earnings season kicking into high gear. Stocks traded unevenly in the second half of October, as investors responded to generally favorable third quarter earnings reports and concerns that the foreclosure crisis could spread into the overall economy. The DJIA surged to a two-year high in early-November, as investors were encouraged by the Federal Reserve’s plan to support the economy and better-than-expected job growth reflected in the October employment report. Stocks reversed course heading into mid-November, amid concerns over Europe’s debt problems, the potential impact of the Federal Reserve’s stimulus plan and slower growth in China. A favorable report on jobless claims hitting a two year low helped stocks to rebound heading into late-November, which was followed by a downturn as investors remained concern about the debt crisis in Europe. Stocks rebounded in early-December, based on news reports that U.S. consumers felt more upbeat about the economic outlook, U.S. exports in October surged to their highest level in more than two years and retail sales increased in November. Stocks also benefitted from a pickup in merger activity heading into mid-December. The DJIA moved to a two year high ahead of the Christmas holiday, with financial stocks leading the broader market higher as some announced bank mergers heightened acquisition speculation for the sector.

The broader stock market started 2011 on an upswing, fueled by reports of manufacturing activity picking up in December. Weaker than expected job growth reflected in the December employment report pulled stocks lower to close out the first week in 2011. Some favorable fourth quarter earnings report by J.P. Morgan and data confirming strength in the

RP® Financial, LC.	VALUATION ANALYSIS IV.11

manufacturing helped stocks to rebound in mid January, with the DJIA moving to its highest close since June 2008. The positive trend in the broader stock market was sustained in late-January, which was followed by a one day selloff as political unrest in Egypt rattled markets around the word. The DJIA ended up 2.7% for the month of January, which was its strongest January in 14 years. Stocks continued to trade higher through the first two weeks of February, as the DJIA closed high for eight consecutive trading sessions. Strong manufacturing data for January, merger news and some favorable fourth quarter earnings reports helped to sustain the rally in the broader stock market into early February. On February 4, 2011, the DJIA closed at 12092.15, an increase of 20.9% from one year ago and an increase of 4.4% year-to-date, and the NASDAQ closed at 2769.3, an increase of 30.3% from one year ago and an increase of 4.4% year-to-date. The Standard & Poor’s 500 Index closed at 1310.87 on February 4, 2011, an increase of 23.3% from one year ago and an increase of 4.2% year-to-date.

The market for thrift stocks has been somewhat uneven in recent quarters, but in general has underperformed the broader stock market. An improving outlook for financial stocks in general, along with positive reports for housing, employment and retail sales, boosted thrift stocks at the start of the second quarter of 2010. A nominal increase in March consumer prices and a strong first quarter earnings report from JP Morgan Chase & Co. supported a broad rally in bank and thrift stocks heading into mid-April, which was followed by a pullback on news that the SEC charged Goldman Sachs with fraud. Thrift stocks generally underperformed the broader stock market during the second half of April, as financial stocks in general were hurt by uncertainty about the progress of financial reform legislation, Greece’s debt crisis and news of a criminal investigation of Goldman Sachs. Thrift stocks retreated along the broader stock market in the first week of May, based on fears that the growing debt crisis in Europe could hurt the economic recovery. Likewise, thrift stocks surged higher along with the broader stock market after European Union officials announced a massive bailout plan to avert a public-debt crisis and then retreated heading into the second half of May on lingering concerns about the euro. News of rising mortgage delinquencies in the first quarter of 2010, an expected slowdown in new home construction and uncertainty over financial reform legislation further contributed to lower trading prices for thrift stocks. Thrift stocks participated in the one-day broader market rally in late-May and then declined along with the broader stock market at the close of May. Some positive economic reports provided a boost to thrift stocks at the start of June, which was followed a sharp decline in the sector on the disappointing employment report for May. Gains in the broader stock market provided a boost to thrift stocks as well heading in mid-June. Weaker-

RP® Financial, LC.	VALUATION ANALYSIS IV.12

than-expected housing data for May and uncertainty surrounding the final stages of the financial reform legislation pressured thrift stocks lower in late-June.

Thrift stocks declined along with the broader stock market at the start of the third quarter of 2010, as home sales in May declined sharply following the expiration of a special tax credit for home buyers. A report showing that home loan delinquencies increased in May further depressed thrift stocks, while the broader market moved higher on more attractive valuations. Financial stocks helped to lead the stock market higher through mid-July, as State Street projected a second quarter profit well above analysts’ forecasts which fueled a more optimistic outlook for second quarter earnings reports for the financial sector in general. Thrift stocks retreated along with the financial sector in general in mid-July, as investors reacted to disappointing retail sales data for June and weaker than expected second quarter earnings results for Bank of America and Citigroup which reflected an unexpected drop in their revenues. Some favorable second quarter earnings reports, which included improving credit quality measures for some institutions, helped to lift the thrift sector in late-July and at the beginning of August. Thrift stocks pulled back along with the broader market on weak employment data for July, which raised fresh concerns about the strength of the economy and the risk of deflation. The sell-off in thrift stocks became more pronounced in the second half of August, with signs of slower growth impacting most sectors of the stock market. Thrift stocks were particularly hard hit by the dismal housing data for July, which showed sharp declines in both existing and new home sales.

August employment data coming in a little more favorable than expected boosted the thrift sector in early-September, which was followed by a narrow trading range into mid-September. Financial stocks in general posted gains in mid-September after global regulators gave banks eight years to meet tighter capital requirements, but then slipped lower going into the second half of September on mixed economic data. The thrift sector traded in a narrow range during the second half of September, with financial stocks in general underperforming the broader stock market during the third quarter. The divergence in the performance of financial stocks from the broader stock market was attributed to factors such as the uncertain impact of financial reform legislation would have on the earnings of financial institutions and ongoing problems resulting from the collapse of the U.S. housing market.

The weak employment report for September 2010 and growing concerns about the fallout of alleged foreclosure abuses weighed on bank and thrift stocks during the first half of

RP® Financial, LC.	VALUATION ANALYSIS IV.13

October, as financial stocks continued to underperform the broader stock market. Some better-than-expected earnings reports provided a slight boost to bank and thrift stocks heading into the second half of October, which was followed by a downturn in late-October on lackluster economic data. Financial stocks led the market higher in early-November, which was supported by the Federal Reserve’s announcement that it would purchase $600 billion of Treasury bonds over the next eight months to stimulate the economy. Profit taking and weakness in the broader stock market pulled thrift stocks lower heading into mid-November. Ongoing concerns about debt problems in Ireland, weak housing data for home sales in October and a widening insider trading investigation by the U.S. government pressured financial stocks lower heading into late-November. Favorable reports for retail sales and pending home sales helped thrift stocks move higher along with the broader stock market in early-December. Expectations of a pick-up in merger activity in the financial sector contributed to gains in the thrift sector as well during the second week of December. A report showing a rise in consumer confidence in early-December also provided a modest boost to thrift stocks heading into mid-December. Thrifts stocks benefitted from announced bank deals in the final weeks of 2010, as investors bet on an increase in financial sector merger activity in 2011.

Thrift stocks rallied along with the broader stock market at the start of 2011, as investors were encouraged by data that suggested the economic recovery was strengthening. A strong fourth quarter earnings report posted by J.P. Morgan supported gains in the financial sector in mid-January, which was followed by a downturn heading into late-January as some large banks reported weaker than expected earnings. Thrift stocks traded higher along with the broader stock market into mid-February, as financial stocks benefitted from some favorable fourth quarter earnings reports coming out of the financial sector. Financial stocks also benefitted from a rally in mortgage insurer stocks, which surged on a government proposal to shrink the size of FHA. On February 4, 2011, the SNL Index for all publicly-traded thrifts closed at 589.5, an increase of 2.0% from one year ago and a decrease of 1.4% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering

RP® Financial, LC.	VALUATION ANALYSIS IV.14

amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.1, three standard conversions and eight second-step conversions have been completed during the past three months. The recently completed second-step conversion offerings are the most relevant to the Company’s offering and included transactions completed by Atlantic Coast Financial Corp., Alliance Bancorp, SI Financial Group, Minden Bancorp, Kaiser Federal Financial Group, Home Federal Bancorp, Capitol Federal Financial, and Heritage Financial Group, which were completed over a period from November 2010 to January 2011. The closing pro forma price/tangible book value ratio of the second-step conversion offerings covered a range of pricing levels, from 40.9% P/TB (Atlantic Coast Financial Corp) to 83.9% P/TB (Capitol Federal Financial), reflecting significant differences in the respective markets, offering sizes, financial characteristics, and operating results.

The recently completed second-step conversion transaction by SI Financial, which is particularly relevant to the Company’s offering given its Connecticut location, closed at a pro forma P/TB ratio of 68.5% and had traded up by 15.6% in aftermarket trading through February 4, 2010. Additionally, Alliance Bancorp of Pennsylvania, which closed its second-step conversion as of January 18, 2011, had a similar offering size and pro forma capitalization in comparison to Naugatuck Valley as well as a similar level of NPAs. Alliance Bancorp’s transaction closed at a pro forma P/TB ratio of 67.1% and had traded up in the aftermarket by 10% through February 4, 2011.

Shown in Table 4.2 are the current pricing ratios for the fully-converted offerings completed during the past three months that trade on NASDAQ or an Exchange. The current average and median P/TB ratios for the recent fully-converted offerings equaled 70.38% and 76.76%, respectively, based on closing stock prices as of February 4, 2011.

RP® Financial, LC.	VALUATION ANALYSIS IV.15

Table 4.1

Pricing Characteristics and After-Market Trends

Recent Conversions Completed (Last Three Months)

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases
											Charitable Found.		% Off Incl. Fdn.
			Financial Info.		Asset Quality								Benefit Plans
Institution	Conver. Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offered	% of Mid.	Exp./ Proc.	Form	% of Offering	ESOP	Recog. Plans	Stk Option	Mgmt & Dirs.	Initial Dividend Yield
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)
Standard Conversions

Anchor Bancorp - WA*(1)	1/26/11	ANCB-NASDAQ	$522	8.40%	5.10%	123%	$25.5	100%	85%	8.7%	N.A.	N.A.	4.0%	0.0%	0.0%	2.5%	0.00%
Wolverine Bancorp, Inc. - MI*	1/20/11	WBKC-NASDAQ	$308	13.59%	3.86%	98%	$25.1	100%	85%	5.5%	N.A.	N.A.	8.0%	4.0%	10.0%	4.2%	0.00%
SP Bancorp, Inc. - TX*	11/1/10	SPBC-NASDAQ	$222	7.79%	2.87%	31%	$17.3	100%	115%	9.1%	N.A.	N.A.	8.0%	4.0%	10.0%	10.1%	0.00%

Averages - Standard Conversions:			$350	9.93%	3.94%	84%	$22.6	100%	95%	7.8%	NA	NA	6.7%	2.7%	6.7%	5.6%	0.00%
Medians - Standard Conversions:			$308	8.40%	3.86%	98%	$25.1	100%	85%	8.7%	NA	NA	8.0%	4.0%	10.0%	4.2%	0.00%

Second Step Conversions

Atlantic Coast Fin. Corp., - GA*	2/4/11	ACFC-NASDAQ	$893	5.67%	3.38%	51%	$17.1	65%	86%	11.5%	N.A.	N.A.	4.0%	4.0%	10.0%	10.8%	0.00%
Alliance Bancorp, Inc., - PA*	1/18/11	ALLB-NASDAQ	$443	12.50%	3.81%	36%	$32.6	60%	105%	8.0%	N.A.	N.A.	4.6%	6.7%	10.0%	1.1%	1.20%
SI Financial Group, Inc., - CT*	1/13/11	SIFI-NASDAQ	$890	9.20%	1.01%	119%	$52.4	62%	100%	3.5%	C	$500K	6.0%	3.1%	7.7%	0.3%	1.50%
Minden Bancorp, Inc., - LA*	1/5/11	MDNB-OTCBB	$215	11.16%	0.46%	113%	$13.9	59%	107%	7.2%	N.A.	N.A.	4.0%	3.6%	8.9%	9.1%	0.00%
Capitol Fed. Financial, Inc., - KS*	12/22/10	CFFN-NASDAQ	$8,590	11.17%	0.47%	47%	$1,181.5	71%	85%	4.2%	C	3.4%	4.0%	2.0%	5.0%	0.1%	0.00%
Home Federal Bancorp, Inc., - LA	12/22/10	HFBL-NASDAQ	$193	17.46%	0.06%	488%	$19.5	64%	104%	8.3%	N.A.	N.A.	6.0%	4.0%	10.0%	1.3%	0.00%
Heritage Financial Grp., Inc., - GA	11/30/10	HBOS-NASDAQ	$662	9.42%	1.59%	80%	$65.9	76%	92%	5.7%	N.A.	N.A.	5.0%	2.5%	6.8%	0.2%	0.00%
Kaiser Fed Financial Grp., Inc., - CA*	11/19/10	KFFG-NASDAQ	$867	10.92%	3.79%	42%	$63.8	67%	85%	6.9%	N.A.	N.A.	6.0%	4.0%	10.0%	0.2%	0.00%

Averages - Second Step Conversions:			$1,594	10.94%	1.82%	122%	$180.8	65%	95%	6.9%	N.A.	N.A.	5.0%	3.7%	8.5%	2.9%	0.34%
Medians - Second Step Conversions:			$764	11.04%	1.30%	66%	$42.5	64%	96%	7.0%	N.A.	N.A.	4.8%	3.8%	9.4%	0.7%	0.00%

Mutual Holding Company Conversions
Oconee Fed. Fin. Corp, - SC	1/14/11	OFED-NASDAQ	$346	17.49%	1.85%	19%	$20.9	33%	132%	5.3%	C/S	2%/6%	11.2%	5.6%	14.0%	8.4%	0.00%

Averages - Mutual Holding Company Conversions:			$346	17.49%	1.85%	19%	$20.9	33%	132%	5.3%	NA	NA	11.2%	5.6%	14.0%	8.4%	0.00%
Medians - Mutual Holding Company Conversions:			$346	17.49%	1.85%	19%	$20.9	33%	132%	5.3%	NA	NA	11.2%	5.6%	14.0%	8.4%	0.00%

Averages - All Conversions:			$1,179	11.23%	2.35%	104%	$127.9	71%	98%	7.1%	NA	NA	5.9%	3.6%	8.5%	4.0%	0.23%
Medians - All Conversions:			$482	11.04%	2.36%	66%	$25.3	66%	96%	7.2%	NA	NA	5.5%	4.0%	10.0%	1.9%	0.00%

Institutional Information			Pro Forma Data							Post-IPO Pricing Trends
			Pricing Ratios(3)			Financial Charac.				Closing Price:
Institution	Conver. Date	Ticker	P/TB	Core P/E	P/A	Core ROA	TEA	Core ROE	IPO Price	First Trading Day	% Change	After First Week(4)	% Change	After First Month(5)	% Change	Thru 2/4/11	% Change
			(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions

Anchor Bancorp - WA*(1)	1/26/11	ANCB-NASDAQ	38.6%	NM	4.7%	-0.1%	12.1%	-0.9%	$10.00	$10.00	0.0%	$10.03	0.3%	$10.09	0.9%	$10.03	0.3%
Wolverine Bancorp, Inc. - MI*	1/20/11	WBKC-NASDAQ	40.1%	NM	7.6%	-0.8%	19.0%	-7.0%	$10.00	$12.45	24.5%	$12.31	23.1%	$13.52	35.2%	$13.00	30.0%
SP Bancorp, Inc. - TX*	11/1/10	SPBC-NASDAQ	55.9%	NM	7.3%	-0.1%	13.1%	-0.5%	$10.00	$9.40	-6.0%	$9.34	-6.6%	$9.20	-8.0%	$9.65	-3.5%

Averages - Standard Conversions:			44.9%	NM	6.6%	-0.3%	14.8%	-2.8%	$10.00	$10.62	6.2%	$10.56	5.6%	$10.94	9.4%	$10.89	8.9%
Medians - Standard Conversions:			40.1%	NM	7.3%	-0.1%	13.1%	-0.9%	$10.00	$10.00	0.0%	$10.03	0.3%	$10.09	0.9%	$10.03	0.3%

Second Step Conversions

Atlantic Coast Fin. Corp., - GA*	2/4/11	ACFC-NASDAQ	40.9%	NM	2.9%	-2.7%	7.1%	-37.2%	$10.00	$10.05	0.5%	$10.00	0.0%	$10.00	0.0%	$10.05	0.5%
Alliance Bancorp, Inc., - PA*	1/18/11	ALLB-NASDAQ	67.1%	95.89	11.7%	0.1%	17.4%	0.7%	$10.00	$11.00	10.0%	$10.68	6.8%	$11.15	11.5%	$11.00	10.0%
SI Financial Group, Inc., - CT*	1/13/11	SIFI-NASDAQ	68.5%	35.61	9.0%	0.3%	13.3%	1.9%	$8.00	$9.27	15.9%	$9.03	12.9%	$9.40	17.5%	$9.25	15.6%
Minden Bancorp, Inc., - LA*	1/5/11	MDNB-OTCBB	66.3%	10.46	10.5%	1.0%	15.8%	6.3%	$10.00	$12.80	28.0%	$12.85	28.5%	$13.00	30.0%	$13.00	30.0%
Capitol Fed. Financial, Inc., - KS*	12/22/10	CFFN-NASDAQ	83.9%	24.31	17.4%	0.7%	20.7%	3.5%	$10.00	$11.65	16.5%	$11.88	18.8%	$11.60	16.0%	$12.14	21.4%
Home Federal Bancorp, Inc., - LA	12/22/10	HFBL-NASDAQ	61.2%	NM	14.6%	0.0%	23.8%	0.0%	$10.00	$11.50	15.0%	$11.70	17.0%	$12.13	21.3%	$12.75	27.5%
Heritage Financial Grp., Inc., - GA	11/30/10	HBOS-NASDAQ	74.4%	51.44	12.1%	0.2%	16.3%	1.4%	$10.00	$10.25	2.5%	$10.85	8.5%	$12.17	21.7%	$14.30	43.0%
Kaiser Fed Financial Grp., Inc., - CA*	11/19/10	KFFG-NASDAQ	66.6%	27.79	10.4%	0.4%	15.7%	2.3%	$10.00	$9.99	-0.1%	$9.60	-4.0%	$9.96	-0.4%	$12.45	24.5%

Averages - Second Step Conversions:			66.1%	40.9x	11.1%	0.0%	16.3%	-2.6%	$9.75	$10.81	11.0%	$10.82	11.1%	$11.18	14.7%	$11.87	21.6%
Medians - Second Step Conversions:			66.8%	31.7x	11.1%	0.2%	16.1%	1.6%	$10.00	$10.63	12.5%	$10.77	10.7%	$11.38	16.8%	$12.30	23.0%
Mutual Holding Company Conversions
Oconee Fed. Fin. Corp, - SC	1/14/11	OFED-NASDAQ	57.6%	29.66	16.5%	0.7%	21.2%	3.2%	$10.00	$11.96	19.6%	$11.90	19.0%	$12.00	20.0%	$12.00	20.0%

Averages - Mutual Holding Company Conversions:			57.6%	29.7x	16.5%	0.7%	21.2%	3.2%	$10.00	$11.96	19.6%	$11.90	19.0%	$12.00	20.0%	$12.00	20.0%
Medians - Mutual Holding Company Conversions:			57.6%	29.7x	16.5%	0.7%	21.2%	3.2%	$10.00	$11.96	19.6%	$11.90	19.0%	$12.00	20.0%	$12.00	20.0%

Averages - All Conversions:			60.1%	39.3x	10.4%	0.0%	16.3%	-2.2%	$9.83	$10.86	10.5%	$10.85	10.4%	$11.19	13.8%	$11.64	18.3%
Medians - All Conversions:			63.8%	29.7x	10.4%	0.2%	16.1%	1.1%	$10.00	$10.63	12.5%	$10.77	10.7%	$11.38	16.8%	$12.07	20.7%

Note: * - Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.	(5)	Latest price if offering is more than one week but less than one month old.	(9) Formercredit union.
(2)	As a percent of MHC offering for MHC transactions.	(6)	Mutual holding company pro forma data on full conversion basis.
(3)	Does not take into account the adoption of SOP 93-6.	(7)	Simultaneously completed acquisition of another financial institution.
(4)	Latest price if offering is less than one week old.	(8)	Simultaneously converted to a commercial bank charter.	February 4, 2011

RP® Financial, LC.	VALUATION ANALYSIS IV.16

Table 4.2

Market Pricing Comparatives

Prices As of February 4, 2011

		Market Capitalization		Per Share Data
				Core	Book						Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core
Financial Institution		Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(b)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Public Companies (No MHC)		$11.68	$361.36	($0.08)	$14.37	18.22x	81.38%	9.49%	89.64%	18.19x	$0.22	1.62%	29.45%	$2,908	11.04%	10.72%	4.54%	0.02%	0.91%	-0.07%	0.47%
Converted Last 3 Months (no MHC)
Average		$11.37	$281.75	($1.00)	$17.78	29.04x	69.62%	11.94%	70.38%	32.10x	$0.16	1.34%	50.93%	$1,629	8.76%	12.91%	2.75%	-0.11%	2.70%	-0.18%	2.85%
Median		$11.69	$60.23	$0.17	$15.45	31.09x	76.64%	12.84%	76.76%	32.10x	$0.12	1.30%	51.77%	$719	7.41%	7.46%	2.49%	0.12%	3.49%	0.23%	3.14%

Converted Last 3 Months (no MHC)
ALLBD	Alliance Bancorp, Inc. of PA	$11.00	$60.23	$0.10	$14.91	NM	73.78%	12.84%	73.78%	NM	$0.12	1.09%	NM	$469	8.48%	8.48%	NA	0.12%	1.38%	0.12%	1.38%
ANCB	Anchor Bancorp of Aberdeen, WA	$10.03	$25.58	($0.24)	$25.92	NM	38.70%	4.70%	38.70%	NM	$0.00	0.00%	NM	$544	0.00%	0.00%	NA	-0.11%	NM	-0.11%	NM
ACFCD	Atlantic Coast Financial Corp. of GA	$10.05	$26.43	($9.12)	$24.51	NM	41.00%	2.92%	41.07%	NM	$0.00	0.00%	NM	$907	1.11%	1.11%	5.72%	-2.03%	NM	-2.65%	NM
CFFN	Capitol Federal Financial Inc. of KS	$12.14	$2,033.41	$0.41	$11.91	27.59x	101.93%	21.12%	101.93%	29.61x	$0.30	2.47%	68.18%	$9,626	22.62%	22.62%	0.78%	0.77%	3.38%	0.71%	3.15%
HBOS	Heritage Financial Group, Inc. of GA	$11.69	$101.83	$0.19	$13.74	NM	85.08%	14.16%	86.98%	NM	$0.43	3.68%	NM	$719	7.35%	7.17%	2.49%	-0.19%	-2.64%	0.23%	3.13%
HFBL	Home Federal Bancorp Inc. of LA	$12.75	$38.84	$0.17	$16.61	17.00x	76.76%	18.41%	76.76%	NM	$0.24	1.88%	32.00%	$211	23.99%	23.99%	NA	1.13%	5.42%	0.26%	1.23%
KFFG	Kaiser Federal Financial Group of CA	$12.45	$119.01	$0.36	$15.45	34.58x	80.58%	12.94%	82.83%	34.58x	$0.20	1.61%	55.56%	$920	7.41%	45.38%	NA	0.37%	5.05%	0.37%	5.05%
SIFI	SI Financial Group, Inc. of CT	$9.25	$97.84	$0.22	$12.07	37.00x	76.64%	10.45%	79.26%	NM	$0.12	1.30%	48.00%	$936	7.85%	7.46%	1.01%	0.28%	3.60%	0.25%	3.17%
WBKC	Wolverine Bancorp, Inc. of MI	$13.00	$32.60	($1.08)	$24.93	NM	52.15%	9.93%	52.15%	NM	$0.00	0.00%	NM	$328	0.00%	0.00%	3.75%	-1.33%	NM	-0.82%	NM

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources w e believe are reliable, but w e cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.17

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Naugatuck Valley’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Connecticut. As shown in Exhibit IV-4, there were two thrift acquisitions completed from the beginning of 2006 through February 4, 2011. Additionally, there were 7 acquisitions of commercial banks in Connecticut over the corresponding timeframe. The recent acquisition activity may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence Naugatuck Valley’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Naugatuck Valley’s stock would tend to be less compared to the stocks of the Peer Group companies.

D.	Trading in Naugatuck Valley’s Stock

Since Naugatuck Valley’s minority stock currently trades under the symbol “NVSL” on NASDAQ, RP Financial also considered the recent trading activity in the valuation analysis. Naugatuck Valley had a total of 7,018,823 shares issued and outstanding at February 4, 2011, of which 2,836,416 shares were held by public shareholders and traded as public securities. The Company’s stock has had a 52 week trading range of $4.71 to $9.07 per share and its closing price on February 4, 2011 was $8.95 for an implied market value of $62.8 million.

There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock, the stock is currently traded based on speculation of a range of exchange ratios and dividend payments, if any, will be made on all shares outstanding. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

* * * * * * * * * * *

RP® Financial, LC.	VALUATION ANALYSIS IV.18

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

Overall, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted regulated institution, Naugatuck Valley will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Company’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

RP® Financial, LC.	VALUATION ANALYSIS IV.19

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Downward
Profitability, Growth and Viability of Earnings	No Adjustment
Asset Growth	No Adjustment
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	Slight Downward
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock and we have given it the most significant weight among the valuation approaches. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group companies have had the opportunity to realize the benefit of reinvesting and leveraging the offering proceeds, we also gave weight to the other valuation approaches.

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a conversion offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to

RP® Financial, LC.	VALUATION ANALYSIS IV.20

exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

•

Trading of Naugatuck Valley’s stock. Converting institutions generally do not have stock outstanding. Naugatuck Valley, however, has public shares outstanding due to the mutual holding company form of ownership. Since Naugatuck Valley is currently traded on NASDAQ, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the February 4, 2011, stock price of $8.95 per share and the 7,018,823 shares of Naugatuck Valley stock outstanding, the Company’s implied market value of $62.8 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of Naugatuck Valley’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC net assets that will be consolidated with the Company. At December 31, 2010, the MHC had unconsolidated net assets of $22 thousand. These entries have been added to the Company’s December 31, 2010, reported financial information to reflect the consolidation of the MHC into the Company’s operations.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of February 4, 2011, the aggregate pro forma market value of Naugatuck Valley’s conversion stock equaled

RP® Financial, LC.	VALUATION ANALYSIS IV.21

$48,667,160 at the midpoint, equal to 6,083,395 shares at $8.00 per share. The $8.00 per share price was determined by the Naugatuck Valley’s Board. The midpoint and resulting valuation range is based on the sale of a 59.6% ownership interest to the public, which provides for a $29,000,000 public offering at the midpoint value.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $1.451 million for the twelve months ended December 31, 2010. In deriving Naugatuck Valley’s core earnings, the adjustments made to reported earnings were to eliminate merger related expenses pertaining to the terminated Southern Connecticut Bancorp acquisition of $782,000, slightly offset by gains on the sale of securities. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 34% for the earnings adjustments, the Company’s core earnings were determined to equal $1.960 million for the twelve months ended December 31, 2010. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

Amount
($000)

Net income(loss)	$1,451
Addback: Merger termination expenses	782
Deduct: Gains on the sale of securities	(11)
Tax effect	(262)

Core earnings estimate	$1,960

(1)	Tax effected at 34.0%.

Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $48.7 million midpoint value equaled 36.30 times and 26.31 times, respectively, indicating premiums of 107.6% and 31.8%, relative to the Peer Group’s average reported and core earnings multiples of 17.48 times and 19.97 times, respectively (see Table 4.3). In comparison to the Peer Group’s median reported and core earnings multiples of 16.49 times and 21.83 times, respectively, the Company’s pro forma reported and core P/E multiples

RP® Financial, LC.	VALUATION ANALYSIS IV.22

Table 4.3

Public Market Pricing

Naugatuck Valley Financial Corp. and the Comparables

As of February 4, 2011

		Market		Per Share Data(2)
		Capitalization		Core	Book						Dividends(4)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout
		Share(1)	Value	EPS	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Naugatuck Valley Financial Corp.
Superrange		$8.00	$64.36	$0.23	$10.48	49.20x	76.34%	10.72%	76.41%	35.42x	$0.12	1.50%	53.13%
Maximum		$8.00	$55.97	$0.26	$11.43	42.22x	69.99%	9.39%	70.05%	30.51x	$0.12	1.50%	45.76%
Midpoint		$8.00	$48.67	$0.30	$12.51	36.30x	63.95%	8.22%	63.95%	26.31x	$0.12	1.50%	39.47%
Minimum		$8.00	$41.37	$0.36	$13.99	30.51x	57.18%	7.03%	57.22%	22.18x	$0.12	1.50%	33.28%

All Non-MHC Public Companies (7)
Averages		$11.68	$361.36	($0.08)	$14.37	18.22x	81.38%	9.49%	89.64%	18.19x	$0.22	1.62%	29.45%
Medians		$12.04	$66.96	$0.36	$13.61	17.05x	80.94%	8.60%	85.91%	17.09x	$0.16	1.30%	0.00%

All Non-MHC Public Companies - State of CT(7)
Averages		$11.22	$2,417.38	$0.25	$13.30	37.00x	83.71%	14.69%	112.34%	NM	$0.37	1.62%	29.45%
Medians		$11.22	$2,417.38	$0.25	$13.30	37.00x	83.71%	14.69%	112.34%	NM	$0.37	3.00%	54.55%

Comparable Group Averages
Averages		$13.57	$98.32	$0.53	$14.95	17.48x	92.82%	11.56%	99.29%	19.97x	$0.21	1.66%	24.22%
Medians		$13.43	$80.13	$0.60	$14.04	16.49x	91.91%	10.52%	94.05%	21.83x	$0.22	1.67%	25.29%

Comparable Group
CEBK	Central Bncrp of Somerville MA	$14.87	$24.79	$1.12	$21.93	11.10x	67.81%	4.71%	72.22%	13.28x	$0.20	1.34%	14.93%
CBNK	Chicopee Bancorp, Inc. of MA	$13.93	$83.75	$0.06	$15.28	NM	91.16%	14.60%	91.16%	NM	$0.00	0.00%	0.00%
HBNK	Hampden Bancorp, Inc. of MA	$12.50	$86.81	$0.02	$13.49	NM	92.66%	15.13%	92.66%	NM	$0.12	0.96%	NM
MFLR	Mayflower Bancorp, Inc. of MA	$8.95	$18.65	$0.41	$10.16	13.77x	88.09%	7.50%	88.09%	21.83x	$0.24	2.68%	36.92%
NHTB	NH Thrift Bancshares of NH	$13.25	$76.51	$0.86	$14.28	10.11x	92.79%	7.69%	142.63%	15.41x	$0.52	3.92%	39.69%
NFSB	New port Bancorp, Inc. of RI	$13.60	$47.45	$0.54	$14.25	26.15x	95.44%	10.55%	95.44%	25.19x	$0.00	0.00%	0.00%
OSHC	Ocean Shore Holding Co. of NJ	$12.04	$87.86	$0.73	$13.61	16.49x	88.46%	10.48%	88.46%	16.49x	$0.24	1.99%	32.88%
THRD	TF Fin. Corp. of New town PA	$22.59	$66.96	$0.93	$24.87	19.99x	90.83%	9.68%	96.83%	24.29x	$0.20	0.89%	17.70%
UBNK	United Financial Bncrp of MA	$15.36	$247.43	$0.66	$13.82	24.77x	111.14%	15.61%	115.58%	23.27x	$0.32	2.08%	51.61%
WFD	Westfield Fin. Inc. of MA	$8.62	$242.95	$0.01	$7.85	NM 109.81%		19.60%	109.81%	NM	$0.24	2.78%	NM

											2nd Step
		Financial Characteristics(6)								Exchange	Offering
		Total	Equity/	Tang Eq/	NPAs/	Reported		Core		Ratio	Amount
		Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE	(x)	($Mil)
		($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Naugatuck Valley Financial Corp.
Superrange		$600	14.04%	14.04%	3.05%	0.22%	1.55%	0.30%	2.16%	1.1462	$38.35
Maximum		$596	13.41%	13.41%	3.07%	0.22%	1.66%	0.31%	2.30%	0.9967	$33.35
Midpoint		$592	12.86%	12.85%	3.09%	0.23%	1.76%	0.31%	2.43%	0.8667	$29.00
Minimum		$588	12.29%	12.29%	3.11%	0.23%	1.87%	0.32%	2.58%	0.7367	$24.65

All Non-MHC Public Companies (7)
Averages		$2,908	11.04%	10.72%	4.54%	0.02%	0.91%	-0.07%	0.47%
Medians		$907	10.49%	9.62%	3.69%	0.38%	3.60%	0.26%	3.14%

All Non-MHC Public Companies - State of CT(7)
Averages		$12,987	14.35%	10.79%	1.01%	0.33%	2.61%	0.35%	2.53%
Medians		$12,987	17.24%	13.65%	1.01%	0.33%	2.61%	0.35%	2.53%

Comparable Group Averages
Averages		$772	12.44%	12.02%	1.38%	0.43%	4.05%	0.35%	3.25%
Medians		$633	11.46%	11.46%	0.94%	0.44%	4.52%	0.37%	3.96%

Comparable Group
CEBK	Central Bncrp of Somerville MA	$526	8.78%	8.39%	3.42%	0.41%	5.00%	0.35%	4.18%
CBNK	Chicopee Bancorp, Inc. of MA	$574	16.01%	16.01%	1.11%	0.09%	0.51%	0.06%	0.38%
HBNK	Hampden Bancorp, Inc. of MA	$574	16.33%	16.33%	2.52%	0.06%	0.37%	0.02%	0.15%
MFLR	Mayflower Bancorp, Inc. of MA	$249	8.51%	8.51%	0.97%	0.54%	6.57%	0.34%	4.14%
NHTB	NH Thrift Bancshares of NH	$995	9.28%	6.58%	0.79%	0.77%	8.31%	0.51%	5.45%
NFSB	New port Bancorp, Inc. of RI	$450	11.06%	11.06%	0.17%	0.40%	3.61%	0.42%	3.75%
OSHC	Ocean Shore Holding Co. of NJ	$838	11.85%	11.85%	0.48%	0.68%	5.76%	0.68%	5.76%
THRD	TF Fin. Corp. of New town PA	$692	10.66%	10.06%	3.10%	0.47%	4.57%	0.39%	3.77%
UBNK	United Financial Bncrp of MA	$1,585	14.05%	13.58%	0.91%	0.65%	4.47%	0.69%	4.76%
WFD	Westfield Fin. Inc. of MA	$1,240	17.85%	17.85%	0.34%	0.25%	1.30%	0.02%	0.12%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.23

at the midpoint value indicated premiums of 120.1% and 20.5%, respectively. The Company’s pro forma P/E ratios based on reported earnings at the minimum and the supermaximum equaled 30.51 times and 22.18 times, respectively, and based on core earnings at the minimum and the supermaximum equaled 49.20 times and 35.42 times, respectively.

Importantly, in evaluating the appropriateness of the pro forma earnings multiples based on core earnings, we considered that while the mortgage banking related gains were included in core earnings, they tend to be a volatile earnings component in comparison to other non-interest fee income sources. Additionally, we considered that a balance was appropriate between the resulting pro forma discounts on a price-to-book value basis and the premiums on a price-to-earnings basis.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $48.7 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios equaled 63.95% for both, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 92.82% and 99.29%, the Company’s ratios reflected a discount of 31.1% on a P/B basis and a discount of 35.6% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 91.91% and 94.05%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 30.4% and 32.0%, respectively. At the top of the super range, the Company’s P/B and P/TB ratios equaled 76.34% and 76.41%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 17.8% and 23.0%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 16.9% and 18.8%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable given the Company’s pro forma P/E multiples were at premiums to the Peer Group’s P/E multiples.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $48.7 million midpoint of the valuation range, the Company’s value equaled 8.22% of pro forma assets. Comparatively, the Peer Group companies exhibited an average

RP® Financial, LC.	VALUATION ANALYSIS IV.24

P/A ratio of 11.56%, which implies a discount of 28.9% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 10.52%, the Company’s pro forma P/A ratio at the midpoint value reflects a discount of 21.8%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, eight second-step conversions have been completed within the past three months and closed at an average pro forma price/tangible book ratio of 66.1% (see Table 4.1), reflecting on average 11.1% aftermarket appreciation in the first week of trading. In comparison, the Company’s pro forma price/tangible book ratio at the appraised midpoint value reflects a slight discount of 3.3% relative to the recently completed second-step conversion transactions.

The average P/TB ratio as of February 4, 2011, of the nine companies which have either completed second-step conversion or standard conversion offerings, was equal to 70.38% based on the average and 76.76% based on the median. The Company’s P/TB ratio at the midpoint value reflects an implied discount of 9.1% discount to the average and 16.7% relative to the recent transactions median. At the top of the super range the Company’s P/TB ratio reflects an implied premium of 8.5% relative to the nine companies completing offerings in the last three months while the pro forma P/TB ratio was at parity to the median value.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of February 4, 2011, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of the Company - was $48,667,160 at the midpoint, equal to 6,083,395 shares at a per share value of $8.00. The resulting range of value and pro forma shares, all based on $8.00 per share, are as follows: $41,367,088 or 5,170,886 shares at the minimum; $55,967,232, or

RP® Financial, LC.	VALUATION ANALYSIS IV.25

6,995,904 shares at the maximum; and $64,362,328 or 8,045,291 shares, at the supermaximum (also known as “maximum, as adjusted”).

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $29,000,000, equal to 6,083,095 shares at $8.00 per share. The resulting offering range and offering shares, all based on $8.00 per share, are as follows: $24,650,000, or 3,081,250 shares, at the minimum; $33,350,000 or 4,168,750 shares at the maximum; and $38,352,504 or 4,794,063 shares, at the supermaximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Board of Directors of Naugatuck Valley has independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders. The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the subscription and syndicated offerings and the final appraisal.

Based on the valuation conclusion herein, the resulting offering value and the $8.00 per share offering price, the indicated exchange ratio at the midpoint is 0.8667 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.7367 at the minimum, 0.9967 at the maximum and 1.1462 at the supermaximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

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